UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 10, 2016

WHY YOUR VOTE IS IMPORTANT

Q: Who is asking for my vote and why am I receiving this document?

A: The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. This Proxy Statement is a document that Securities and Exchange Commission regulations require that we give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q: How many shares are not voted at the Annual Meeting on non-routine matters (like the advisory vote on executive compensation and proposals other than the ratification of accountant)?

A: 20% of all shares were not voted last year at our Annual Meeting on non-routine matters. YOU MUST TELL YOUR BROKER HOW TO VOTE YOUR SHARES. Since 2010, brokers have not been able to vote customer shares on non-routine matters. As you can see, this has disenfranchised a significant group of our stockholders.

Q: How can I vote?

A: There are four ways to vote by proxy:

•	Vote by Phone by calling 1-800-690-6903: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by scanning the Quick Response Code or “QR Code” on the Proxy card: By accessing the QR site through the proxy card you can vote your shares.

•	Vote by Internet by going to www.proxyvote.com: You will need information from your proxy card to vote; have it available and follow the instructions provided.

•	Vote by Mail: Complete and return the separate enclosed proxy card in the prepaid and addressed envelope.

You may also vote in person at the Annual Meeting. However, if you are the beneficial owner of the shares, you must obtain a legal proxy from the stockholder of record, usually your bank or broker, and bring it with you. A legal proxy identifies you, states the number of shares you own, and gives you the right to vote those shares. Without a legal proxy we cannot identify you as the owner, and will not know how many shares you have to vote.

i

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY PHONE, BY QR CODE OR BY INTERNET, OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

2016 Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2016 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Advisory Approval of Named Executive Officer Compensation	FOR	Page 59
3. Amendment and Reapproval of the 2009 Non-Employee Director Equity Compensation Plan	FOR	Page 65
4. Ratification of Auditor	FOR	Page 67
5. Stockholder Proposal	AGAINST	Page 68

Annual Meeting of Stockholders

➢ Time and Date	March 10, 2016 at 9:30 a.m. local time

➢ Location	The Ritz-Carlton Golf Resort, Naples 2600 Tiburón Drive, Naples, FL 34109

➢ Record Date	January 11, 2016

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 9, 2016. For stock that is held in employee benefit plans votes must be received by March 8, 2016.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Long-Term Strategic Initiatives

Fiscal 2015 was a challenging year for both the Company and the energy industry. Accounting rules required that we record a series of non-cash write-downs of our oil and gas properties in the Exploration & Production segment due to low commodity prices. Those non-cash write-downs resulted in a net loss for the year. Nonetheless, we had a successful year operationally as we positioned the Company for the longer term.

The low commodity price environment, while depressing financial results in the short-term, presents an opportunity to capitalize on the strategic geographic location of our Pipeline and Storage segment between Appalachian production and Canadian, Midwest and East Coast consumers. Our strategy is to grow the earnings and cash flows of our midstream businesses while ultimately allowing Seneca Resources Corporation (“Seneca”), our exploration and production subsidiary, to sell its low-cost Appalachian production in higher priced markets.

2015 Financial and Operating Highlights:

•

45th Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.6% to $1.58 per share, marking the 45th year of consecutive dividend increases and 113th year of uninterrupted dividend payments. The financial stability of our regulated Utility and Pipeline & Storage segments supports the Company’s dividend.

•

Continued Growth from Pipeline and Storage Segment: The Company’s Pipeline and Storage segment generated net income of $80.4 million, which was an increase of 4% over the prior year. The Company’s midstream businesses, which include the Gathering segment as well as the Pipeline and Storage segment, earned a combined $112.2 million in net income in fiscal 2015, a 2% increase over the prior year and 208% increase since fiscal 2011. The Pipeline and Storage segment’s transportation capacity under contract increased to 3,811,000 dekatherms (“Dth”) per day, a 5% increase over the prior year and 37% increase since fiscal 2011.

•

22% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2015, Seneca increased its proved reserves of natural gas and crude oil to 2.344 trillion cubic feet equivalent (“Tcfe”), an increase of 22% over the prior year, replacing 373% of fiscal 2015 production.

•

Firm Sales and Hedge Portfolio Partially Insulates Seneca’s Cash Flows from Volatile Commodity Prices: Seneca’s average net realized natural gas and crude oil prices in fiscal 2015, after the impact of hedging, were $3.38 per thousand cubic feet (“Mcf”) and $70.36 per barrel (“Bbl”), a decrease of only 5% and 26%, respectively, from the prior year. Comparatively, average NYMEX natural gas and crude oil prices for the fiscal 2015 period decreased 29% and 43%, respectively, versus the fiscal 2014 period. Seneca has taken a conservative approach to provide a measure of protection against volatile swings in commodity prices by building a portfolio of physical firm sales, firm transportation capacity and financial hedges that locks in the realizations on a majority of its total natural gas and oil production.

•

Continued First-Rate Service and Safety Record: The winter of 2014-15, the second coldest winter in our utility service territories in 50 years, and a season that saw one early winter storm dump over 70 inches of snow in parts of our New York service territory, once again tested our employees, systems and infrastructure. Despite the adverse conditions, our servicemen and women in the field, our customer response representatives on the phone, and our dispatch operators and compression engineers kept the gas flowing to all of our customers with minimal disruption. Even more impressive, considering the severity of the weather, we achieved our best personal safety record in our history, recording our lowest OSHA recordable injury rates in any fiscal year and demonstrating that safety is a core value at National Fuel.

Long-Term Strategic Initiatives

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: In the Pipeline and Storage segment, we placed the Mercer Expansion project into service in the first quarter of fiscal 2015. At a total capital cost of $34 million, which included $4 million of system modernization, this project added 105,000 Dth per day of transportation capacity and annual reservation charge revenues of $5.4 million. Additionally, the Pipeline and Storage segment invested a total of $230 million to expand and modernize its pipeline systems in fiscal 2015, primarily on the Westside Expansion and Modernization, Tuscarora Lateral, and Northern Access 2015 projects that went into service during the first quarter of fiscal 2016. These projects collectively add transportation capacity of 170,000 Dth per day for Seneca, 34,500 Dth per day for our Utility segment and 159,500 Dth per day for nonaffiliated customers, and afford customers of our Empire Pipeline system additional options to access storage services on our National Fuel Gas Supply Corporation system.

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•

Continued Build Out of the Clermont Gathering System: National Fuel Gas Midstream Corporation is continuing its construction of the Clermont Gathering System, a 1 billion cubic feet (“Bcf”) per day system of gathering pipelines and compression facilities that will represent an investment in excess of $500 million when fully constructed. This gathering system is instrumental to the success of Seneca’s long-term development program in its Western Development Area in Pennsylvania, providing a key link in the value chain that will allow Seneca to deliver its gas to the interstate pipeline system. The build out of this gathering system will continue for a number of years and is fully integrated with Seneca’s drilling plans, such that capital deployment and construction activities are directly coordinated with Seneca’s development in the Marcellus Shale.

•

Ongoing Natural Gas Development Success: The level and pace of Seneca’s Appalachian development have been appropriately scaled back in response to the current commodity price environment and tailored to fill over 900,000 Dth per day of contracted firm transportation capacity available by 2018, including 630,000 Dth per day of capacity on National Fuel’s Northern Access pipeline expansion projects. Seneca continues to pursue drilling and completion efficiencies that drive down well costs, including a long-term focus on water sourcing, handling and disposal activities designed to reduce water usage and costs.

Proposal 1 — Nominees for Election as Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS.

Nominees for three-year term:

David C. Carroll — age 59

Principal Occupation: President and Chief Executive Officer of Gas Technology Institute

Expertise: Leadership, Industry, Technology

Joseph N. Jaggers — age 62

Principal Occupation: President, Chief Executive Officer and Chairman of Jagged Peak Energy LLC

Expertise: Leadership, Exploration and Production

David F. Smith — age 62

Principal Occupation: Chairman of the Board of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

Nominee for two-year term:

Craig G. Matthews — age 73

Principal Occupation: Former President, Chief Executive Officer and Director of NUI Corporation

Expertise: Leadership, Industry, Financial

For complete information on this proposal, please refer to page 4 and following.

Proposal 2 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (as well as the Say-on-Pay Proposal) provide information about the Company’s compensation programs. Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the CD&A.

CEO Compensation in Alignment with Peers

As described in the 2015 Financial and Operating Highlights above, low commodity prices weighed on fiscal 2015 financial results but the Company had another successful year operationally. CEO compensation is targeted at approximately the 50th percentile of the Hay Energy Industry market data. The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2014 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2014 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2015 compensation may not yet be accurately compared to peers because 2015 compensation data for most of those peers is not yet available.

CEO and President

Compared to CEO proxy data for fiscal year 2014

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/14 (millions)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$5,385	$6,134	$6,694,338	$6,408,232
Atmos Energy Corp.	President & CEO	$4,941	$4,787	$4,573,561	$4,002,585
Cabot Oil & Gas Corp.	Chairman, President & CEO	$2,173	$13,641	$9,517,329	$8,824,319
Energen Corp.	Chairman & CEO	$1,344	$5,288	$5,873,945	$5,715,652
EQT Corp.	Chairman, President & CEO	$2,470	$13,868	$8,607,998	$7,182,998
MDU Resources Group, Inc.	President & CEO	$4,671	$5,394	$2,901,050	$3,097,635
New Jersey Resources Corp.	Chairman, President & CEO	$3,738	$2,132	$3,704,879	$3,307,608
Northwest Natural Gas Co.	President & CEO	$773	$1,148	$1,844,598	$1,825,264
Questar Corp.	Chairman, President & CEO	$1,189	$3,907	$4,060,765	$3,792,182
Range Resources Corp.	President & CEO	$2,419	$11,439	$10,529,256	$10,167,546
SM Energy Co.	CEO	$2,511	$5,255	$5,807,059	$5,352,590
Southwest Gas Corp.	President & CEO	$2,122	$2,260	$2,712,754	$2,272,686
UGI Corp.	President & CEO	$8,277	$5,877	$7,046,945	$6,306,569
Ultra Petroleum Corp.	Chairman, President & CEO	$1,182	$3,564	$3,320,000	$2,620,000
Whiting Petroleum Corp.	Chairman & CEO	$3,055	$9,227	$12,653,612	$7,000,000
Summary Statistics
75th Percentile		$4,204	$7,681	$7,827,472	$6,704,116
Average		$3,083	$6,261	$5,989,873	$5,191,724
Median		$2,470	$5,288	$5,807,059	$5,352,590
25th Percentile		$1,733	$3,735	$3,512,440	$3,202,622
National Fuel Gas Company	President & CEO	$2,113	$5,887	$4,334,691	$4,020,372
Percentile Rank		28%	65%	40%	43%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2015 Hay Group. All rights reserved

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity, two-thirds of which is performance based relative to the Hay peer group.

Due to the failure of the performance condition, a three-year (fiscal 2013 — fiscal 2015) performance-based equity award will not vest. This represents $3,026,063 of the CEO’s 2013 compensation reflected in the Summary Compensation Table under the “Stock Awards” column, on page 40. The Company’s officers will forfeit these performance-based restricted stock units (“RSUs”) awarded in fiscal 2013. Other outstanding performance-based equity awards, granted after fiscal 2013, are similarly subject to forfeiture, depending upon whether applicable performance conditions are achieved.

2015 Advisory Vote on Named Executive Officer Compensation and Stockholder Feedback

2015 Say-on-Pay Vote and Stockholder Engagement

The 2015 Say-on-Pay advisory vote yielded a result of 96% of votes cast in support of the compensation of the Company’s named executive officers. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various important viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units (“RSUs”). This is the equity award that will not vest. As with the cash-based program, the RSU program was subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. In both programs the target award would vest if the Company ranked at the 60th percentile of the peer group. For the RSU program, performance at the 60th percentile would result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consists of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year total shareholder return (“TSR”) and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability. The remaining approximately one-third of the long-term incentive award consists of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal year 2014 and continued it in 2015.

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term TSR and long-term total return on capital by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2015 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Changes to the Compensation Program Since 2012

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program was amended in fiscal 2013 and further refined in fiscal 2014. These changes to the executive compensation program were as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For the most recently completed 3-year performance period, the performance condition will not be achieved at a level high enough to trigger payment of any portion of these RSUs. During fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period). The Company retained this mix of awards in fiscal 2015. Like the performance-based RSUs granted in fiscal 2013, the performance shares granted since that time will be forfeited if applicable performance conditions are not met.

➢

Adoption of Relative Performance Conditions — As noted above, for fiscal 2014 and fiscal 2015, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay peer group.

➢	The CEO is Required To Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 15 times his base salary as of November 30, 2015.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

The Board recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 59 and following.

Proposal 3 — Amendment and Reapproval of the 2009 Non-Employee Director Equity Compensation Plan

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT AND REAPPROVAL OF THE 2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN.

We are seeking your approval of the National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan (the “Plan”) for the purposes of (i) amending the Plan to increase the number of shares authorized for issuance under the Plan by an additional 100,000 shares of our common stock, par value $1.00 per share, and (ii) affirming the terms of the Plan, including the limitation on the number of shares that may be issued to any one non-employee director in any 12 month period.

For complete information on this proposal, please refer to page 65 and following.

Proposal 4 — Ratification of Auditor

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

As a matter of good governance, it is important that stockholders vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2016.

For complete information on this proposal, please refer to page 67.

Proposal 5 — Stockholder Proposal

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

The Company received a stockholder proposal requesting that it prepare and issue a report reviewing the Company’s policies, actions and plans to measure, mitigate, disclose and set quantitative reduction targets for methane emissions. The Board believes such a report is unnecessary, as the Company currently must comply with methane reporting regulations, and premature given the United States Environmental Protection Agency’s proposed additional regulation of methane emissions. In the Board’s view, devoting significant resources to create an additional report would constitute an inefficient use of capital, a result that is especially inadvisable given the recent downturn in the energy sector. The Board recommends a vote against the proposal.

For complete information on this proposal, please refer to page 68 and following.

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NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 22, 2016

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 10, 2016 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are by telephone, by Quick Response Code or (“QR Code”) or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone, by QR Code or by Internet.

The Company’s annual proxy statement contains important stockholder and/or company proposals for which votes are needed in order to be passed — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of the election in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone, by QR Code or by Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares by telephone, by QR Code or by Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the first page of this proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

Ronald J. Tanski

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 10, 2016

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 10, 2016 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)

The election of three directors to hold office for three-year terms and one director to hold office for a two-year term as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	Advisory approval of named executive officer compensation;

(3)	Amendment and reapproval of the 2009 Non-Employee Director Equity Compensation Plan;

(4)	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016;

(5)	A stockholder proposal, if presented at the meeting;

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 11, 2016, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

Senior Vice President,

General Counsel and Secretary

January 22, 2016

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 10, 2016

The proxy statement and summary annual report to security holders and financial statements are available at

proxy.nationalfuelgas.com

YOUR VOTE IS IMPORTANT

Please vote by telephone, by QR Code or by Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares by telephone, by QR Code or by Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 10, 2016, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 22, 2016.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $16,000 plus reasonable out-of-pocket expenses. A number of regular employees of the Company and its subsidiaries, and one or more retirees of the Company and its subsidiaries, may solicit proxies in person, by telephone or by other methods. Costs, if any, associated with solicitation by retirees are expected to be de minimis.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 11, 2016, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 84,743,866 shares of Common Stock were issued and outstanding. The holders of 42,371,934 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. To be represented by proxy, a stockholder can use the telephone, QR Code or Internet voting procedures or return a signed proxy card. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may nonetheless vote your shares on “routine” matters, such as Proposal 4 — Ratification of Independent Auditor. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors; Proposal 2 — Advisory Approval of Named Executive Officer Compensation; Proposal 3 — Amendment and Reapproval of the 2009 Non-Employee Director Equity Compensation Plan; and Proposal 5 — Stockholder Proposal. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. PLEASE MAKE YOUR VOICE HEARD BY VOTING YOUR SHARES ON THESE IMPORTANT MATTERS.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will not have the effect of a vote cast for or against any proposal.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting: (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior annual meeting of stockholders; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

With respect to Proposal 1, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director. Approval of each other proposal requires a majority of the votes cast by the holders of shares of Common Stock entitled to vote on the proposal.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 11, 2016, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Paula M. Ciprich, Senior Vice President, General Counsel and Secretary of the Company, at the National Fuel Gas Company address noted below, by voting a subsequent proxy by phone, QR Code or by Internet, or by filing written revocation at the meeting with Ms. Ciprich, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee”) for the Plans, as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR all of the Director nominees named in this proxy statement, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5. Participants in the Plan(s) may also provide those voting instructions by telephone, QR Code or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 8, 2016 in care of the following address:

To:     Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-800-542-1061. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2015 (“fiscal 2015”). Also enclosed is a copy of the Company’s Annual Report on Form 10-K for fiscal 2015. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting. The nominees for the four directorships are: David C. Carroll, Joseph N. Jaggers and David F. Smith, each for a three-year term, and Craig G. Matthews for a two-year term. The nomination process is discussed under “Nominating/Corporate Governance” below.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) Directors of a particular class shall hold office until the annual meeting of the year in which the term of the class expires, provided that directors elected by the Board of Directors to fill vacancies or newly-created directorships shall hold office until the next annual meeting following their election. In addition, all directors shall hold office until their respective successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. In accordance with the requirement that each class of directors be as nearly equal in number as possible, Messrs. Carroll, Jaggers and Smith have been nominated for terms of three years and until their respective successors shall be elected and shall qualify, and Mr. Matthews has been nominated for a term of two years and until his successor shall be elected and shall qualify.

The Board of Directors elected Mr. Jaggers as a director in June 2015. David F. Smith, who serves as Chairman of the Board, and Ronald J. Tanski, the Company’s President and Chief Executive Officer, recommended Mr. Jaggers as a candidate for director.

It is intended that the Proxies will vote for the election of Messrs. Carroll, Jaggers, Matthews and Smith as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Messrs. Carroll, Jaggers, Matthews and Smith have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2019

David C. Carroll	Age[1]: 59	Director Since: 2012

Mr. Carroll is the President and CEO of Gas Technology Institute (“GTI”), a position he has held since 2006. From 2001 through 2006, he served as the Vice President of Business Development for GTI. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a member of the Society of Gas Lighting. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquefied Natural Gas in Houston (2013). In June 2015, Mr. Carroll became President of the International Gas Union as the United States prepares to host the 2018 World Gas Conference in Washington, D.C.

[1]	All ages are as of the Annual Meeting date.

Qualifications

Mr. Carroll is a highly respected, nationally and internationally recognized leader in the research and development of natural gas technologies and market solutions. His multi-faceted knowledge of the natural gas industry brings economic, technological and leadership experience to the Board. Through his professional career, Mr. Carroll has developed expertise on unconventional gas production, transmission and distribution pipeline integrity and end use technologies as well as insight into market and industry developments and conditions. This unique combination of skills contributes to the Board’s oversight of our integrated natural gas operations. Mr. Carroll is heavily involved in both the domestic and international natural gas business communities, providing the Board with a broad perspective on emerging technical, regulatory and economic issues.

National Fuel Gas Company Board Committees

Executive

Nominating/Corporate Governance

Former Company Directorships

Versa Power Systems, Inc. (wholly-owned subsidiary of FuelCell Energy, Inc.), 2006-2012

Education

University of Pittsburgh, B.S. in chemical engineering

Lehigh University, MBA

Stanford University’s Graduate School of Business, Stanford Executive Program

Joseph N. Jaggers	Age: 62	Director since: June 2015

Mr. Jaggers is President, Chief Executive Officer and Chairman of Jagged Peak Energy LLC, a private company based in Denver, Colorado, focused on the development of its acreage position in the Delaware sub-basin of the Permian Basin. Before forming Jagged Peak Energy in 2013, Mr. Jaggers served as President and Chief Executive Officer of Ute Energy, LLC, from 2010 until its sale in 2012. From 2006 to 2010, he served as President and Chief Operating Officer of Bill Barrett Corporation. From 2001 to 2006, he was Vice President, Exploration & Production, for Williams Companies. Previously, he served as President and Chief Operating Officer of Barrett Resources, from 2000 until its sale to Williams in August 2001. From 1981 through 2000, he worked for BP Amoco in various domestic and international assignments of increasing responsibility culminating in executive oversight for the Northern North Sea, one of BP’s largest producing assets at the time. Mr. Jaggers is a past President of the Colorado Oil and Gas Association, past Executive Director of the Independent Producers Association of the Mountain State and an inductee into the Rocky Mountain Oil and Gas Hall of Fame.

Qualifications

With more than 30 years of experience in the oil and gas industry, including a long record of achieving production and reserve growth, Mr. Jaggers has familiarity with various market cycles and contributes to the Board’s oversight of our exploration and production business. Additionally, his substantial executive experience with large, public exploration and production companies combined with his extensive operational experience provides the Board with insight in assessing various risks that may affect oil and gas operations at the Company. As a sitting CEO and Chairman of an exploration and production company, Mr. Jaggers adds significant operational depth to the Board as well as an understanding of effective resource development. These attributes will assist the Board in its oversight of development of the Company’s various oil and gas assets.

National Fuel Gas Company Board Committees

Audit

Former Public Company Directorships

Bill Barrett Corporation, 2006-2010

Mission Resources Corporation, 2003-2005

Education

United States Military Academy at West Point, B.S.

David F. Smith	Age: 62	Director Since: 2007

Mr. Smith has been Chairman of the Board of the Company since March 2010 (from March 2013 through March 2014 he served as Executive Chairman of the Board). He also served as Chief Executive Officer of the Company from February 2008 until March 2013; as President of the Company from February 2006 through June 2010; as Chief Operating Officer of the Company from February 2006 to February 2008; and as Vice President of the Company from April 2005 to February 2006. Mr. Smith was Chairman of National Fuel Gas Distribution Corporation (1), National Fuel Gas Supply Corporation (1), Empire Pipeline, Inc. (1) and Seneca Resources Corporation (1) from April of 2008 until March of 2013. He was also previously President from April 2005 to July 2008 and Senior Vice President from June 2000 to April 2005 of National Fuel Gas Supply Corporation (1), and President from July 1999 to April 2005 and Senior Vice President from January 1993 to July 1999 of National Fuel Gas Distribution Corporation (1). Mr. Smith was also President of Empire State Pipeline (1) from April 2005 through July 2008, and President or Chairman of various non-regulated subsidiaries of the Company. He is a Board member of Gas Technology Institute (Executive Committee and Audit Committee), the Business Council of New York State (Vice Chair and immediate past Chairman of the Board of Directors, and member of the Executive Committee) and the State University of New York at Buffalo Law School Dean’s Advisory Council, and a former director of the American Gas Association (“AGA”).

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Smith brings to the Board significant industry and Company expertise and leadership experience. His 36 year tenure with the Company and time in key leadership positions within all of the Company’s business segments has resulted in significant knowledge of the Company’s history and strategies during its substantial growth from a regional utility to a much larger diversified energy company. He also brings a long and active participation in industry groups that identify and address important issues facing the Company and has well-established relationships of trust with other industry leaders. In addition, Mr. Smith has deep ties to businesses and civic organizations in Western New York (the location of the Company’s corporate headquarters and most of its business units). His experience as an active participant during decades of regulatory evolution at the state and federal levels provides valuable perspective and insight into the political and regulatory trends impacting a significant portion of the Company’s business.

National Fuel Gas Company Board Committees

Executive, Chair

Financing

Education

State University of New York at Fredonia, B.A in political science

State University of New York at Buffalo School of Law, J.D.

Nominee for Election as a Director for a Two-Year Term to Expire in 2018

Craig G. Matthews	Age: 73	Director Since: 2005

Mr. Matthews served, from February 2004 to December 2004, as President, Chief Executive Officer and Director of NUI Corporation, a diversified energy company acquired by AGL Resources Inc. on November 30, 2004. From March 2001 to March 2002, he was Vice Chairman and Chief Operating Officer of KeySpan Corporation (“KeySpan”, previously Brooklyn Union Gas Co.) a natural gas utility company. Mr. Matthews held numerous additional positions over a 36 year career at KeySpan, including Executive Vice President and Chief Financial Officer. Mr. Matthews is a member and former Chairman of the Board of Trustees, Polytechnic Institute of New York University. He is a member and founding Chairman of the New Jersey Salvation Army Advisory Board and was a member of the National Salvation Army Advisory Board for 18 years. He is also a Trustee of Odyssey Networks, a faith-based organization.

Qualifications

Mr. Matthews brings to the Board significant expertise in the energy industry, including executive, managerial and financial experience, having spent over 37 years with KeySpan and NUI Corporation. His background is broad, having had responsibility for marketing, information systems, engineering, finance and strategic planning. His experience in applying accounting principles and developing financial strategy at energy companies make him a valuable asset and highly qualified for his service as Chairman of the Company’s Audit Committee. As further described below, Mr. Matthews qualifies as an “Audit Committee Financial Expert” under the Securities and Exchange Commission Rules.

National Fuel Gas Company Board Committees

Audit, Chair

Compensation

Executive

Financing

Former Public Company Directorships

NUI Corporation

KeySpan Corporation

Houston Exploration Company (formerly a subsidiary of KeySpan Corporation)

Hess Corporation (formerly Amerada Hess Corporation), 2002-2013

Staten Island Bancorp, Inc.

Other Former Company Directorships

Republic Financial Corporation, 2007-2015

Education

Rutgers University, B.S. in civil engineering

Brooklyn Polytechnic University, M.S. in industrial management

NYU/POLY, Doctor of Engineering (Honorary)

Directors Whose Terms Expire in 2017

Ronald W. Jibson	Age: 63	Director since: 2014

Mr. Jibson has been President and Chief Executive Officer of Questar Corporation (“Questar”) since June 2010. Additionally, he serves as CEO of Questar Gas Company (a natural gas utility), President and CEO of Wexpro Company (an exploration and production subsidiary), and Chairman and CEO of Questar Pipeline Company. Mr. Jibson has been a director of Questar since 2010, and Chairman of Questar’s Board since July 2012. Mr. Jibson has held various positions at

Questar and its subsidiaries over his 36-year career, including Senior Vice President, Executive Vice President, General Manager of Operations and Director of Engineering. Mr. Jibson currently serves on the Board of Gas Technology Institute, and served as past Chairman of the AGA Board of Directors and as past Chairman of the Western Energy Institute.

Qualifications

Mr. Jibson, a sitting CEO of a natural gas company, brings to the Board his substantial industry experience across three major business segments (utility, pipeline and exploration and production) in which the Company also participates. This industry experience provides insight with respect to leadership and strategic business planning, operations, performance and regulatory issues. In addition, his participation in industry organizations provides the Board with knowledge and perspectives on current natural gas industry trends and developments.

National Fuel Gas Company Board Committees

Compensation

Nominating/Corporate Governance, Chair

Current Public Company Directorships

Questar Corporation

IDACORP, Inc.

Education

Utah State University, B.S. in engineering

Westminster College, MBA

Licensed Engineer in the State of Utah

Jeffrey W. Shaw	Age: 57	Director since: 2014

Mr. Shaw retired as Chief Executive Officer of Southwest Gas Corporation (“Southwest”) on March 1, 2015. He was named Chief Executive Officer and a director of Southwest in 2004 and also served as President of Southwest at various times from 2003 to 2014. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, Senior Vice President/Gas Resources and Pricing. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest Gas in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the UNLV Foundation, the Council for a Better Nevada and the Las Vegas Economic Club. He is a past Director of the AGA, past President of the Western Energy Institute and past President of the Las Vegas Area Council of the Boy Scouts of America.

Qualifications

Mr. Shaw’s extensive executive management experience at an energy company with regulated businesses similar to those of the Company provides the Board with valuable perspective. In particular, Mr. Shaw’s accounting and finance background, and the significant roles he has held in this area over his career, qualify him as an “Audit Committee Financial Expert” under the Securities and Exchange Commission Rules and enable him to be a key part of performing the Board’s audit oversight function.

National Fuel Gas Company Board Committees

Audit

Nominating/Corporate Governance

Current Public Company Directorships

Southwest Gas Corporation

Education

University of Utah, B.S. in accounting

Certified Public Accountant

Ronald J. Tanski	Age: 63	Director since: 2014

Mr. Tanski has been President and Chief Executive Officer of the Company since March 2013. Mr. Tanski served as President and Chief Operating Officer of the Company from July 2010 to March 2013 and as Treasurer and Principal Financial Officer from April 2004 to July 2010. Mr. Tanski was President of National Fuel Gas Supply Corporation (1) from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation (1) from February 2006 to July 2008. He was previously Treasurer of Distribution, Supply, Empire Pipeline, Inc. and National Fuel Resources, Inc. (1). Mr. Tanski also served in management roles at Seneca Resources Corporation (1), and other Company subsidiaries, including Empire Exploration, Inc. (merged into Seneca), and Horizon Energy Development, Inc. (sold in 2010). He is a member of the Board of Directors of the Interstate Natural Gas Association of America (“INGAA”) and was INGAA Chairman in 2015. Mr. Tanski is a Director of the AGA and a member of the Council on Accountancy at Canisius College. He also serves on the Board of Managers of the Buffalo Museum of Science and is a Director of the Buffalo Niagara Enterprise.

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Tanski has been employed by the Company since 1979. Through his broad range of experience during his numerous leadership positions in both the regulated and non-regulated businesses, he gained hands-on, practical knowledge about virtually every aspect of the Company’s operations. Mr. Tanski’s role as CEO and substantial management experience with the Company’s subsidiaries, his detailed understanding of the Company’s integrated operations, and in particular, his financial background with the Company assist the Board with management of the Company’s operations. Mr. Tanski also has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

National Fuel Gas Company Board Committees

Executive

Financing

Education

State University of New York at Buffalo, B.A. in biology

State University of New York at Buffalo, MBA

State University of New York at Buffalo School of Law, J.D.

Directors Whose Terms Expire in 2018

Philip C. Ackerman	Age: 72	Director since: 1994

Mr. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March 2010 and President of the Company from July 1999 to February 2006. Mr. Ackerman also served as the Company’s Principal Financial Officer from 1981 to 2001. He was also President of National Fuel Gas Distribution Corporation (1) from October 1995 to July 1999 and Executive Vice President from June 1989 to October 1995, Executive Vice President of National Fuel Gas Supply Corporation (1) from October 1994 to March 2002, President of Seneca Resources Corporation (1) from June 1989 to October

1996, President of Horizon Energy Development, Inc. (1) from September 1995 to March 2008 and President of certain other non-regulated subsidiaries of the Company from prior to 1992 to March 2008. He is a past Director of the Business Council of New York State, prior Chairman of the Erie County Industrial Development Agency and current member of the Board of Managers of the Buffalo Society of Natural Sciences. Mr. Ackerman is currently a Director of Associated Electric and Gas Insurance Services Limited, a mutual insurance company that provides insurance coverage and related risk management services to the utility and energy industries.

(1)	Wholly-owned subsidiary of the Company.

Qualifications

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President (or Executive Vice President) of all of the Company’s major subsidiaries and as the Principal Financial Officer of the Company, provides the Board with an in-depth strategic perspective on the Company, as well as an understanding of the Company’s financials. During his tenure with the Company Mr. Ackerman increased its presence in all phases of the energy business; National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Mr. Ackerman’s position as a Director of Associated Electric and Gas Insurance Services Limited provides the Board with a current perspective on risks and management of risk in the natural gas industry. Mr. Ackerman is a significant and long-standing retail stockholder, which provides the Board the perspective of the Company’s retail stockholders, who represent a significant portion of the Company’s stockholder ownership.

National Fuel Gas Company Board Committees

Executive

Financing, Chair

Education

State University of New York at Buffalo, B.S. in accounting

Harvard University Law School, J.D.

Stephen E. Ewing	Age: 71	Director Since: 2007

Mr. Ewing served as Vice Chairman of DTE Energy Company (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are DTE Electric Company (formerly known as Detroit Edison), one of the nation’s largest electric utilities, and DTE Gas Company (formerly known as Michigan Consolidated Gas Company, or “MichCon”), one of the nation’s largest natural gas local distribution companies. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary (DTE Gas Resources) with operations in the Antrim and Barnett Shale. He was also, at various times, Group President of the Gas Division at DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage, and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. He was also Chairman of the Board of Directors of the AGA for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is a past Trustee and past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, immediate past Chairman of the Auto Club of Michigan and Chairman of the Board of the Auto Club Group (“AAA”).

Qualifications

With his extensive background in executive management at energy companies with regulated businesses, Mr. Ewing provides valuable perspective on the Company’s operations. Through his senior leadership positions at MichCon, MCN Energy and, ultimately, DTE, he has expertise in managing pipeline and utility northern U.S. natural gas operations. This experience, coupled with his oversight of DTE’s exploration and production subsidiary’s operations in the Antrim and Barnett Shale, provides the Board with significant insight into the Company’s integrated operations. In addition, his current position as a director of another northern energy company, CMS Energy, provides a current perspective on natural gas regulation. Mr. Ewing is the Company’s Lead Independent Director.

National Fuel Gas Company Board Committees

Audit

Compensation, Chair

Financing

Current Public Company Directorships

CMS Energy Corporation

Education

DePauw University, B.A.

Michigan State University, MBA

Harvard Advanced Management Program

Annual Meeting Attendance

Last year all directors attended the 2015 Annual Meeting, and all directors are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Carroll, Ewing, Jaggers, Jibson, Matthews and Shaw are independent, that Mr. Smith is not independent due to his past employment relationship with the Company, which concluded March 31, 2014, and that Mr. Tanski is not independent due to his current employment relationship with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. Former director R. Don Cash, whose Board service ended March 12, 2015, had been determined by the Board to be independent.

Board Leadership Structure

At the March 2015 annual meeting, the Board of Directors determined that the appropriate leadership structure at the present time is to separate the CEO and Chairman positions. The Board believes that Mr. Smith’s role as Chairman and Mr. Tanski’s position as Chief Executive Officer, since March 2013, is an effective leadership model given Mr. Smith’s experience in the role of CEO in the past and his experience as Chairman of the Board and Mr. Tanski’s experience as CEO. The Board believes this is the optimal leadership structure at this time and reviews and considers this structure at least annually. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate and at other times they have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

Non-management directors meet at regularly scheduled executive sessions without management. In addition, the independent directors met once during fiscal 2015, in accordance with NYSE listing requirements. The session was chaired by Stephen E. Ewing, as Lead Independent Director. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Independent Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members. National Fuel’s Nominating/Corporate Governance Committee, which makes recommendations to the full Board on nominees for director positions, retained a search firm in 2013 to pursue Board candidates. The firm was given a specific direction as to diversity. Of the candidates approached, three were women, and each declined consideration for directorship. In 2014 and 2015, the Nominating/Corporate Governance Committee continued to pursue qualified potential candidates to stand for election to the Board, including possible candidates who would increase gender diversity. The Board believes it noteworthy that there is no lack of progress for women at National Fuel’s top corporate levels, as four of the Company’s ten executive officers are women; effective with the retirement of Anna Marie Cellino on February 1, 2016, three of the Company’s nine executive officers will be women. These officers hold the following important policy-making positions: President (through January 31, 2016) of our utility subsidiary, one of three primary segments contributing to the Company’s overall financial success; Controller and Principal Accounting Officer; Senior Vice President and General Counsel (our chief legal officer) who also serves as the Company’s Corporate Secretary and Compliance Officer; and the Vice President of Business Development, who oversees many of the company’s non-exploration and production development plans.

Meetings of the Board of Directors and Standing Committees

In fiscal 2015, there were seven meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held four meetings. During fiscal 2015, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

The table below shows the number of meetings conducted in fiscal 2015 and the directors who serve or did serve during fiscal 2015 on these committees. As previously announced, Mr. Cash retired from the Board on March 12, 2015.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
David C. Carroll			X	X
R. Don Cash	X	X*		X
Stephen E. Ewing	X	X (Chair)*
Joseph N. Jaggers	X
Ronald W. Jibson		X		X (Chair)
Craig G. Matthews	X (Chair)	X	X
Jeffrey W. Shaw	X			X
David F. Smith			X (Chair)
Ronald J. Tanski			X

Number of Meetings in Fiscal 2015	9	5	0	4

*	Mr. Cash stepped down as Chair on December 8, 2014 and was succeeded by Mr. Ewing.

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2015 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A), to review the Company’s enterprise risk management program and to prepare a report of the Committee’s findings and recommendations to the Board of Directors. The members of the Committee are independent as independence for audit committee members is defined in NYSE listing standards and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has two audit committee financial experts (as defined by SEC regulations) serving on its Audit Committee, namely Messrs. Matthews and Shaw, who are independent directors.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2011 had a Quality Assessment performed by Ernst & Young that concluded that the Company’s Audit Services Department conducts its audits in accordance with the Institute of Internal Auditors International Standards for the Professional Practice of Internal Auditing (the “Standards”). The Standards state that an external Quality Assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuelgas.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held five meetings during fiscal 2015, in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the

Company’s 2010 Equity Compensation Plan, the National Fuel Gas Company 2012 Performance Incentive Program, the Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the Committee are independent as independence is defined in NYSE listing standards. The members of the Committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The Compensation Committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The Compensation Committee may form subcommittees and delegate to those subcommittees such authority as the Committee deems appropriate, other than authority required to be exercised by the Committee as a whole. The Compensation Committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, the At Risk Plan, and the National Fuel Gas Company 2012 Performance Incentive Program, and approves performance conditions and target incentives for executive officers who are participants in the EACIP. As described more fully in the Compensation Discussion and Analysis, the Compensation Committee retained The Hay Group and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the Committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices. The Committee then approves executive compensation as it deems appropriate. The Compensation Committee has assessed the independence of the compensation consultants under NYSE listing standards and has determined their work presents no conflicts of interest under SEC regulations.

Executive

The Executive Committee did not meet during fiscal 2015. The Committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A.§ 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The Committee makes recommendations to the full Board on nominees for the position of director. The Committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The Committee held four meetings during fiscal 2015. Stockholders may recommend individuals to the Committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph.

In general, the Committee’s charter provides for the Committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the Committee is available to stockholders on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuelgas.com. Appendix B also addresses the qualifications and skills the Committee believes are necessary in a director, and the Committee’s consideration of stockholder recommendations for director. Pursuant to the Corporate Governance Guidelines, stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 24, 2016 in order to be eligible for consideration in connection with the 2017 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the Committee discuss the need to add a new Board member or to fill a vacancy on the Board. The Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines.

Method of Evaluating Board and Committee Effectiveness

Annually, the Board and each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee take part in a self-evaluation process to determine their effectiveness and opportunities for improvement. Questionnaires are provided to each director soliciting comments with respect to dynamics of the full Board and each of the above committees, on which the director serves, as well as director performance and adequacy of Board materials. The confidential responses are summarized for Board and committee review. Board members are requested to report dissatisfaction with individual performance to the Chairman of the Board and the Chairman of the Nominating/Corporate Governance Committee. At a Board and Nominating/Corporate Governance Committee meeting, time is allocated to discuss the summary and review any comments or inadequacies.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Company has an enterprise risk management program developed by senior management and the Board and overseen by the CEO. Under this program, major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risks. At each quarterly meeting of the Audit Committee, to which all Directors are invited and typically attend, the major risks and associated mitigative measures are reviewed. At each Board meeting, a specific presentation is made regarding one or two specific areas of risk. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board.

Related Person Transactions

The Company had no related person transactions in fiscal 2015. The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code of Conduct provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code of Conduct would include but not be limited to related person transactions. The Audit Committee administers the Code of Conduct as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Directors’ Compensation

The 2009 Non-Employee Director Equity Compensation Plan (“Director Equity Compensation Plan”) was approved at the 2009 Annual Meeting of Stockholders. This plan provides for the issuance of shares on a quarterly basis to non-employee directors in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2015, non-employee directors, with the exception of Mr. Smith, were paid an annual retainer of $49,400 plus 2,300 shares of Common Stock. The directors received this annual retainer in payments of $11,000 and 550 shares of stock for each of the first two quarters of the year, and payments of $13,700 and 600 shares of stock for each of the last two quarters of the year. Payments were pro-rated for any quarter in which a director began service or was scheduled in advance to retire. Common Stock issued to non-employee directors under the Director Equity Compensation Plan is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company, except that transferability restrictions lapse upon the death of the recipient.

Fees paid to non-employee directors, other than Mr. Smith, for each Board meeting were $1,800 through the first two quarters of the fiscal year. For the last two quarters of fiscal 2015, the Company did not pay non-employee directors a per-meeting fee for meetings. Instead, each non-employee director, other than Mr. Smith, who attended all four meetings held during that time received a fee of $1,800 for attendance.

Commencing in fiscal 2016, the Company does not pay non-employee directors a per-meeting fee for meetings of the Board, except that each non-employee director receives a fee of $1,800 for attendance at any meeting of the Board in excess of six meetings per year. For fiscal 2015, fees paid to non-employee directors, other than Mr. Smith, for each committee meeting were $1,800. The Lead Independent Director (Mr. Ewing) was paid an additional annual retainer of $15,000, and the Chairmen of the Audit, Compensation and Nominating/Corporate Governance Committees (Messrs. Matthews, Ewing and Jibson, respectively) were each paid an additional annual retainer of $15,000.

In place of the above-described director compensation, David F. Smith, as Chairman of the Board of Directors, received director compensation under a Director Services Agreement (as amended, the “Agreement”). Mr. Smith and the Company entered into the Agreement effective April 1, 2014 and amended it effective April 1, 2015. Generally, the Agreement provides that Mr. Smith will perform the duties and responsibilities of the Chairman of the Board of Directors as established under the Company’s By-Laws and Corporate Governance Guidelines, and consult with the Chief Executive Officer on matters pertaining to the administration and operation of the Company that Mr. Smith or the Chief Executive Officer deem appropriate. In no event will Mr. Smith provide, or be required to provide, services during the term of the Agreement for more than the equivalent of fifty full time days in any calendar year (pro-rated for the partial calendar years during such period at the beginning and the end of the Chairman services period). Under the Agreement, Mr. Smith received an annual fee equal to $500,000 for the period April 1, 2014 through March 31, 2015. Effective April 1, 2015, the annual fee is $400,000. Under the Agreement, Mr. Smith will serve as Chairman of the Board through the conclusion of the 2016 Annual Meeting, provided that, if the meeting is not held by March 31, 2016, Mr. Smith’s term as Chairman will conclude unless extended by agreement among Mr. Smith, the Chief Executive Officer and the Board of Directors. Under the Agreement, Mr. Smith is not eligible for any other compensation for his director services (except for the insurance provided by the Company for all directors), or to accrue any additional benefits under any Company employee benefit plans. Also under the Agreement, the Company reimbursed Mr. Smith for reasonable travel, lodging, meals and other appropriate expenses incurred by him in performance of the Agreement and provided him with suitable office space on its premises and appropriate secretarial services on an as-needed basis.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 2,000 shares of Common Stock at the end of the first year of service as a director, at least 4,000 shares at the end of the second year of service and at least 6,000 shares at the end of the third year of service. All directors are compliant with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2015:

DIRECTOR COMPENSATION TABLE — FISCAL 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Philip C. Ackerman	60,200	148,160	None	None	N/A	9	208,369
David C. Carroll	63,800	148,160	None	None	N/A	9	211,969
R. Don Cash(4)	43,078	68,711	None	None	N/A	3	111,792
Stephen E. Ewing	115,400	148,160	None	None	N/A	9	263,569
Joseph N. Jaggers	20,311	43,341	None	None	N/A	3	63,655
Ronald W. Jibson	87,800	148,160	None	None	N/A	9	235,969
Craig G. Matthews	95,000	148,160	None	None	N/A	9	243,169
Jeffrey W. Shaw	74,600	148,160	None	None	N/A	9	222,769
David F. Smith	450,000	None	None	None	N/A	9	450,009

(1)

Except for Mr. Smith, represents the portion of the annual retainer paid in cash, plus meeting fees, plus an additional annual retainer for service as a committee Chairman, and as Lead Independent Director, as applicable. For Mr. Smith, represents the fee paid under his Director Services Agreement.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Equity Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant quarterly values of the Stock Awards) were as follows: $69.905 for October 1, 2014 (stock in total valued at $38,448); $69.73 for January 2, 2015 (stock in total valued at $38,351); $60.445 for April 1, 2015 (stock in total valued at $36,267); and $58.49 for July 1, 2015 (stock in total valued at $35,094). In accordance with the terms of the Director Equity Compensation Plan, Mr. Jaggers received a pro-rated portion of the payment for the quarter ended June 30, 2015. Also, Mr. Cash received a pro-rated portion of the payment for the quarter ended March 31, 2015, representing his service through the March 12, 2015 Annual Meeting. As of September 30, 2015, the aggregate number of shares paid for all years of director service under director compensation plans to Messrs. Ackerman, Carroll, Cash, Ewing, Jaggers, Jibson, Matthews and Shaw are 10,889, 7,069, 18,417, 14,946, 732, 3,516, 17,341 and 3,516, respectively.

(3)

Represents premiums paid on a blanket travel insurance policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

(4)	Mr. Cash retired from the Board as of March 12, 2015.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2015, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2015. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2014	2015
Audit Fees(1)	$1,774,000	$2,279,200
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$14,200	$19,300
Tax compliance(4)	$55,638	$81,800
All Other Fees(5)	$88,489	$55,989

TOTAL	$1,932,327	$2,436,289

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal, state and foreign tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include consulting fees and the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the Committee and, in his absence, another specified member of the Committee are authorized to pre-approve any audit or non-audit service on behalf of the Committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2015, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimis exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of four directors who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee Chairman, Craig G. Matthews, and member Jeffrey W. Shaw each qualify as an “audit committee financial expert” as defined by the SEC. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, last amended June 13, 2013, a copy of which is available on the Company’s website at http://investor.nationalfuelgas.com/for-investors/corporate-governance/committee-charters/default.aspx#mem.

The Audit Committee reviews the integrity of the Company’s financial statements and oversees the scope of work of the Audit Services Department. That scope includes reviewing the accuracy, reliability and integrity of financial and operational information and the means used to identify, measure, classify and report such information. The Audit Committee also directly appoints, retains, compensates, evaluates, terminates and oversees the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm must report directly to the Audit Committee. In addition to those responsibilities, with respect to the independent auditor, the Audit Committee:

•	reviews and evaluates the annual engagement letter, including the independent auditor’s proposed fees;

•	reviews, evaluates and monitors the annual audit plan and its progression, including the timing and scope of audit activities;

•

annually reviews and evaluates the qualifications, performance and independence of the independent auditor, including the lead partner, and ensures that the lead partner and any other audit partners are rotated at appropriate intervals in compliance with applicable laws, rules and regulations;

•

reviews and evaluates the independent auditor report describing internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or outside inquiry or investigation; and

•

reviews the independent auditor report describing all relationships between the independent auditor and the Company, including a list of the fees billed for each category, in order to assess the independent auditor’s independence.

Management is responsible for the Company’s consolidated financial statements and for establishing, maintaining, and assessing internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2015 with management. The Audit Committee has also reviewed with management its evaluation of the structure and effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s level of fees and provision of non-audit services to the Company and its affiliates are compatible with PricewaterhouseCoopers LLP’s independence and has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015 for filing with the SEC.

AUDIT COMMITTEE

CRAIG G. MATTHEWS, Chairman

STEPHEN E. EWING

JOSEPH N. JAGGERS

JEFFREY W. SHAW

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options or stock appreciation rights (“SARs”) but has not done so. All information is as of November 30, 2015.

Name of Beneficial Owner	Exercisable Stock Options/SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	0	0	0	0	1,075,280	(7)	1.27%

David P. Bauer	7,098	0	6,001	0	12,096		*

Matthew D. Cabell	0	0	2,501	40,000	52,454		*

David C. Carroll	0	0	0	0	8,059		*

Anna Marie Cellino	27,000	1,107	29,612	0	175,277		*

Stephen E. Ewing	0	0	0	0	18,746		*

Joseph N. Jaggers	0	0	0	0	1,832		*

Ronald W. Jibson	0	0	0	0	4,216		*

Craig G. Matthews	0	0	0	0	26,991		*

John R. Pustulka	33,995	3,744	18,324	0	46,738		*

Jeffrey W. Shaw	0	0	0	0	4,216		*

David F. Smith	167,469	1,852	17,279	0	214,091	(8)	*

Ronald J. Tanski	41,234	2,928	22,133	0	283,304	(9)	*

Directors and Executive Officers as a Group (18 Total)	361,280	13,770	161,697	40,000	2,186,811		3.25%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

This column lists shares with respect to which each of the named individuals, and all directors and executive officers as a group (18 individuals), have the right to acquire beneficial ownership within 60 days of November 30, 2015, through the exercise of stock options/SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 30, 2015, when the Fair Market Value (“FMV”) was $45.955 per share. Stock options and SARs, until exercised, have no voting power. The FMV is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 30, 2015. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) stock options, SARs and shares shown on this table, expressed as a percentage of the Company’s outstanding shares and that individual’s (or individuals’) exercisable stock options and SARs.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother, 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister, 68,250 shares also held in trust, as to which shares Mr. Ackerman disclaims beneficial ownership, 657,515 shares also held in five Grantor Retained Annuity Trusts (shares of 55,675, 70,540, 131,300, 200,000 and 200,000, respectively, in each trust), as to which shares Mr. Ackerman disclaims beneficial ownership and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(9)	Includes 614 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 11, 2016, the Company knows of no one who beneficially owns in excess of 5% of the Common Stock, which is the only class of Company stock outstanding, except as set forth in the table below.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans(1)	Shares Otherwise Beneficially Held		Percent of Class(2)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,397,643	5,549,058	(3)	10.56%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A	7,704,724	(4)	9.09%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	N/A	5,243,078	(5)	6.19%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A	4,391,436	(6)	5.18%

(1)

This column lists the shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 3,397,643 shares on behalf of the plans as of January 11, 2016, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the trustee in the same proportion as the shares of Common Stock for which the trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(2)	This column lists the sum of the shares shown on this table, expressed as a percentage of the Company’s outstanding shares at January 11, 2016.

(3)	The number of shares is derived from Amendment No. 2 to Schedule 13G filed on February 10, 2015 by The Vanguard Group. The filing states that The Vanguard Group has sole voting power with respect to 54,960 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 5,500,198 shares of Common Stock, and shared dispositive power with respect to 48,860 shares of Common Stock.

(4)

The number of shares is derived from Amendment No. 7 to Schedule 13D filed on September 12, 2014 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli.

(5)

The number of shares is derived from Amendment No. 2 to Schedule 13G filed on January 30, 2015 by BlackRock, Inc. The filing states that BlackRock has sole voting power with respect to 4,980,019 shares of Common Stock, shared voting power with respect to zero shares of Common Stock, sole dispositive power with respect to 5,243,078 shares of Common Stock, and shared dispositive power with respect to zero shares of Common Stock.

(6)

The number of shares is derived from Schedule 13G filed on February 12, 2015 by State Street Corporation. The filing states that State Street has sole voting power with respect to zero shares of Common Stock, shared voting power with respect to 4,391,436 shares of Common Stock, sole dispositive power with respect to zero shares of Common Stock, and shared dispositive power with respect to 4,391,436 shares of Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2015

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,919,203	(1)	$47.05	(2)	3,208,563	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	2,919,203		$47.05		3,208,563

(1)

The securities listed in column (a) include 644,507 shares of Common Stock which would be issued under performance-based awards outstanding at September 30, 2015 if the maximum level of performance is achieved under those awards, including 233,487 shares related to performance-based RSU awards (which will not vest) and 411,020 shares related to performance share awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued. In fact, although performance-based RSU awards were outstanding at September 30, 2015, none of the 233,487 shares related to those awards will be issued, as the performance condition associated with those awards will not be achieved at a level high enough to trigger payment of any portion of the awards.

(2)

The weighted-average exercise price in column (b) takes into account outstanding stock options and stock appreciation rights. It does not take into account outstanding RSUs, performance-based RSUs or performance shares.

(3)

Of the securities listed in column (c), 23,888 were available at September 30, 2015 for issuance pursuant to the Company’s 2009 Non-Employee Director Equity Compensation Plan and 3,184,675 were available for future issuance under the 2010 Equity Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

COMPENSATION COMMITTEE

S. E. EWING, Chairman

R. W. JIBSON

C. G. MATTHEWS

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. In fiscal 2013 and fiscal 2014, the Compensation Committee reviewed and revised certain aspects of the compensation program to incorporate feedback from stockholders. The Compensation Committee continued to employ the Company’s revised compensation program in fiscal 2015.

The Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Committee retained two compensation consultants, The Hay Group (“Hay”) and Meridian Compensation Partners, LLC (“Meridian”), to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2015 Say-on-Pay Vote and Stockholder Engagement

The 2015 Say-on-Pay advisory vote yielded a result of 96% of votes cast in support of the compensation of the Company’s named executive officers. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various viewpoints.

Changes to the Compensation Program Since 2012

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program was amended in fiscal 2013 and fiscal 2014 to incorporate the following:

•

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long-term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For the most recently completed 3-year performance period, the performance condition will not be achieved at a level high enough to trigger payment of any portion of these RSUs. During fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period). The Company retained this mix of awards for fiscal 2015. Like the performance-based RSUs granted in fiscal 2013, the performance shares granted since that time will be forfeited if applicable performance conditions are not met.

•

Adoption of Relative Performance Conditions — As noted above, for fiscal 2014 and fiscal 2015, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year total shareholder return (“TSR”) relative to the Hay peer group and 3-year total return on capital (“TROC”) relative to the Hay peer group.

•	The CEO is Required To Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 15 times his base salary as of November 30, 2015.

The Board and management consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue engagement in the future.

Total Shareholder Return

Despite the Company’s strong performance operationally in fiscal 2015, the downturn in commodity prices impacted financial results and negatively affected the Company’s total shareholder return. Companies across the energy industry experienced similar results. Nevertheless, the Company’s one-year and three-year TSR were at the 53rd and 47th percentile, respectively of its Hay peer group. Five-year TSR was at the 33rd percentile of that peer group.

As a result of the failure of a performance condition, the fiscal 2013 performance-based RSU grant will not vest. This represents $3,026,063 of the CEO’s 2013 compensation reflected in the Summary Compensation Table under the “Stock Awards” column on page 40.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is Hay’s comparison of fiscal 2014 total direct compensation for the Company’s CEO, Mr. Tanski, against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is below the average of our peers.

Fiscal 2014 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2015 compensation against the peer group because 80% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2015 compensation until months after this proxy statement is filed.

CEO and President

Compared to CEO proxy data for fiscal year 2014

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/14 (millions)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$5,385	$6,134	$6,694,338	$6,408,232
Atmos Energy Corp.	President & CEO	$4,941	$4,787	$4,573,561	$4,002,585
Cabot Oil & Gas Corp.	Chairman, President & CEO	$2,173	$13,641	$9,517,329	$8,824,319
Energen Corp.	Chairman & CEO	$1,344	$5,288	$5,873,945	$5,715,652
EQT Corp.	Chairman, President & CEO	$2,470	$13,868	$8,607,998	$7,182,998
MDU Resources Group, Inc.	President & CEO	$4,671	$5,394	$2,901,050	$3,097,635
New Jersey Resources Corp.	Chairman, President & CEO	$3,738	$2,132	$3,704,879	$3,307,608
Northwest Natural Gas Co.	President & CEO	$773	$1,148	$1,844,598	$1,825,264
Questar Corp.	Chairman, President & CEO	$1,189	$3,907	$4,060,765	$3,792,182
Range Resources Corp.	President & CEO	$2,419	$11,439	$10,529,256	$10,167,546
SM Energy Co.	CEO	$2,511	$5,255	$5,807,059	$5,352,590
Southwest Gas Corp.	President & CEO	$2,122	$2,260	$2,712,754	$2,272,686
UGI Corp.	President & CEO	$8,277	$5,877	$7,046,945	$6,306,569
Ultra Petroleum Corp.	Chairman, President & CEO	$1,182	$3,564	$3,320,000	$2,620,000
Whiting Petroleum Corp.	Chairman & CEO	$3,055	$9,227	$12,653,612	$7,000,000
Summary Statistics
75th Percentile		$4,204	$7,681	$7,827,472	$6,704,116
Average		$3,083	$6,261	$5,989,873	$5,191,724
Median		$2,470	$5,288	$5,807,059	$5,352,590
25th Percentile		$1,733	$3,735	$3,512,440	$3,202,622
National Fuel Gas Company	President & CEO	$2,113	$5,887	$4,334,691	$4,020,372
Percentile Rank		28%	65%	40%	43%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2015 Hay Group. All rights reserved

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2015
Base Salary

•        Provide a fixed level of pay in recognition of day-to-day job performance.

•        Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•        Targeted range of the 50th to 75th percentile of peer median provided by independent compensation consultants.

•        Adjustments are made based on Compensation Committee members’ business judgment.

•        Overall corporate performance is a factor for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Targets are set as a percentage of base salary.

Long-Term Equity Incentive Compensation

•        Focus attention on managing Company from a long-term investor’s perspective to create long-term stockholder value.

•        Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•        Reward executives for longer-term performance of the Company relative to an industry peer group.

•        Long-term compensation denominated in equity.

•        Two-thirds of awards granted as performance shares, split between two distinct performance conditions — 3-year TSR and 3-year TROC.

•        Performance conditions are objective and measured relative to a recognized peer group.

•        One-third of awards are granted as time-based RSUs as a retention tool.

Executive Health, Welfare, and Retirement Benefits

•        Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•        Help the Company attract and retain high-caliber employees in high-level management positions.

•        Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•        Retirement benefits consisting of:

1.      a qualified defined contribution plan (401(k));

2.      a qualified non-contributory deferred contribution plan (Retirement Savings Account or “RSA”) or qualified defined benefit plan (depending on year of hire); and

3.      a non-qualified executive retirement plan and/or non-qualified tophat plan.

Compensation Component	Objectives	Key Features in 2015

Change in Control Arrangements	• Assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•        Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•        No tax gross-up on payment.

•        Payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Risk Assessment

The Board conducted a risk assessment of the Company’s compensation programs. Based on the assessment, the Board concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Committee is comprised of three directors, all of whom have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

Cash Compensation Plans

Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”)

•	Executive Annual Cash Incentive Program (the “EACIP”)

Long-Term — as stated above, the Committee has moved away from awards of cash long-term incentives

•

National Fuel Gas Company 2012 Performance Incentive Program (a program approved by the stockholders in 2012, but under which there has been only one award, made in fiscal 2012, due to feedback from largest stockholders; there are currently no open awards under this program)

Equity Compensation Plans

Long-Term

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to the development of incentive compensation plans and equity-based plans and changes in compensation for non-employee directors.

As described below, the Committee retained the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Committee have vast experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the establishment of a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of the Chief Executive Officer

In making its subjective determinations with respect to executive officers other than Mr. Tanski, the Committee discusses the information it receives from its compensation consultants with Mr. Tanski and seeks his recommendation as to the appropriate base salaries and target short-term and long-term incentive awards for each of these officers, based on Hay and Meridian recommendations and his assessment of their performance, contributions and abilities. Mr. Tanski also provides input to the Committee’s compensation consultants with regard to the responsibilities of the Company’s officers, to facilitate the consultants’ recommendations and comparisons of such officers and their positions to other positions in the marketplace. Mr. Tanski made no recommendations with regard to his own compensation.

Independent Compensation Consultants

The Compensation Committee utilizes recommendations of compensation consultants in exercising its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee retained the services of two independent compensation consultants, Hay and Meridian, to assist in setting and monitoring executive compensation: Meridian to benchmark compensation at the Company’s exploration and production business and Hay to benchmark compensation at its other businesses.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include utility companies without a presence in the natural gas industry. The Company’s assets span the entire natural gas supply chain and include exploration and production (“E&P”), pipeline and storage, midstream, and natural gas utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The Hay peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix as illustrated in the chart below. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives that oversee it. Both peer groups may change over time due to corporate transactions or as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Hay and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of establishing 2015 compensation, the Compensation Committee reviewed the Hay peer group listed below. In addition, the Committee utilized the Hay peer group for purposes of setting relative performance conditions on LTI awards of performance shares.

The Hay Group

Hay assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Hay provides job evaluation to a wide range of companies through detailed position analysis based on proprietary information from multiple parent organizations and business units. Hay provides similar analysis for supervisory positions in the Company’s regulated subsidiaries. Hay’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

In fiscal 2015, for Company officers, and officers employed by affiliate companies other than Seneca, Hay provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Hay’s proprietary databases:

1)	Base Salary

2)	Total Cash Compensation (base salary plus short-term cash incentive)

3)	Total Direct Compensation (base salary plus short-term cash incentive plus long-term equity incentive)

Hay also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Cash Incentive

2)	Long-Term Equity Incentive

Additionally, Hay provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for four of the five named executive officers (Messrs. Tanski, Bauer and Pustulka, and Mrs. Cellino) for whom adequate comparative information was available based on 2014 proxy data for the Company and the 15 energy companies in the peer group listed below. These 15 companies were selected for the peer group because each participates in one or more businesses that are similar to those of the Company:

	Hay Group — Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Range Resources Corporation	X
11	Southwest Gas Corporation		X
12	SM Energy Company	X
13	UGI Corporation		X
14	Ultra Petroleum Corporation	X
15	Whiting Petroleum Corporation	X
	TOTAL	9	10	7

The Compensation Committee reviews the members of the peer group from time to time, and makes adjustments, as it believes are warranted. The Compensation Committee revised the peer group used for purposes of establishing compensation for calendar 2015. In particular, the Compensation Committee determined to remove Quicksilver Resources Inc. because of its financial volatility. For purposes of establishing compensation for calendar 2016, the Compensation Committee further revised the peer group. The Committee removed Northwest Natural Gas Company because of its relatively small size and added WGL Holdings, Inc., a more comparably-sized company with regulated natural gas utility operations.

Meridian Compensation Partners, LLC     Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including that of Mr. Cabell. Meridian also benchmarked Mr. Tanski’s compensation against this peer group. The Committee requested this analysis for its use in supplementing the Hay-provided comparisons due to the importance of the Company’s E&P segment and Mr. Tanski’s management of that segment. The Committee selected Meridian due to its expertise in E&P industry compensation matters.

In 2014, Meridian provided an analysis for Messrs. Cabell and Tanski of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1.	Base Salary

2.	Target Short-Term Incentive

3.	Target Cash Compensation (base salary plus short-term incentive)

4.	Long-Term Incentive

5.	Total Target Compensation (base salary plus short-term and long-term incentive)

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 20 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 20-member peer group range in size from approximately $4.0 billion to $293 million in revenues (with a median of $921 million) and from approximately $11.8 billion to $1.5 billion in asset size (with a median of $3.1 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies
1	Bill Barrett Corporation	11	PDC Energy
2	Carrizo Oil & Gas, Inc.	12	Penn Virginia Corporation
3	Comstock Resources Inc.	13	Range Resources Corporation
4	Endeavour International	14	Resolute Energy
5	Energen Corporation	15	Rosetta Resources Inc.
6	Energy XXI LTD	16	SM Energy Company
7	EQT Corporation	17	Southwestern Energy Company
8	Halcon Resources Corporation	18	Swift Energy Company
9	Laredo Petroleum Holdings	19	Ultra Petroleum Corporation
10	Oasis Petroleum	20	W&T Offshore Inc.

The Committee reviews the members of this E&P peer group from time to time and makes adjustments, as it believes are warranted. In 2014, for purposes of establishing compensation for calendar 2015, the Compensation Committee reviewed the Meridian peer group and determined to remove Approach Resources, EXCO Resources, Inc., Forest Oil Corporation, Goodrich Petroleum, Quicksilver Resources Inc. and Unit Corporation. The Committee added Comstock Resources Inc., Energy XXI LTD, Halcon Resources Corporation, Penn Virginia Corporation, Rosetta Resources Inc. and W&T Offshore Inc. These revisions are a result of participation in Meridian’s annual compensation survey, which provides Meridian with non-public compensation data.

FISCAL 2015 TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews executive officer base salaries at calendar year-end and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analysis and upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur. Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, for named executive officers other than Mr. Cabell, the Committee generally references the 50th percentile of the Hay Energy survey data. In its subjective business judgment, the Committee may pay between the 50th and 75th percentiles of the Hay data or a greater amount if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee also considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position), and effectiveness and makes adjustments based on the Committee members’ business judgment and the CEO’s recommendations. Given the growth and importance of the E&P segment to the Company and the highly competitive nature of the Marcellus Shale, the Committee sets Mr. Cabell’s base salary above the 75th percentile of the Meridian survey data (though the Committee kept Mr. Cabell’s base salary for calendar 2015 at the 2014 level, as described below). The Committee references the Meridian survey data to target Mr. Cabell’s total direct compensation at approximately the 50th percentile of that data.

In setting Mr. Tanski’s base salary for 2015, the Compensation Committee considered the Hay report indicating Mr. Tanski’s then-current base salary was slightly below the 50th percentile of Hay’s Energy Industry market data. For January 1, 2015, the Compensation Committee increased Mr. Tanski’s base salary to $950,000, slightly above the 50th percentile mark.

For calendar year 2015, based on its determination to increase the equity component of Mr. Cabell’s compensation relative to the base salary component, the Committee made no change to Mr. Cabell’s base salary.

For calendar year 2015, following discussion with Mr. Tanski, the Committee increased Mrs. Cellino’s base salary to an amount that was slightly above the Energy Industry 50th percentile. The increase was based on the Committee’s and Mr. Tanski’s assessment of her attention to customer service, safety and oversight of budget and cost control at the utility segment.

For calendar year 2015, upon consultation with Mr. Tanski, the Committee increased Mr. Pustulka’s base salary to an amount that approximated the Energy Industry 50th percentile. This decision was in recognition of Mr. Pustulka’s performance in the management of Supply Corporation and the successful development of pipeline expansion projects.

In determining the 2015 annual base salary for Mr. Bauer, the Committee referenced Hay’s report and increased Mr. Bauer’s salary to a level slightly above the Energy Industry 75th percentile, but below the median for his position of the Hay proxy group. The Committee action followed discussion with Mr. Tanski of Mr. Bauer’s specific responsibilities, experience and effectiveness, and his performance managing the Company’s financial strategy.

The fiscal 2015 base salaries of the named executive officers are shown in the Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company pays an annual cash incentive to its executives to motivate their performance over a short-term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes a target amount for the annual cash incentive, stated as a percentage of base salary. Executives other than Mr. Tanski can earn up to 200% of target, based on performance on written goals. Mr. Tanski can earn up to 200% of base salary, based on performance on written goals. For executives under the EACIP (executive officers other than the named executive officers), the CEO has broad discretion to reduce the amount payable as annual cash incentive based on any factors the CEO may determine.

Target Award Levels

In setting target award levels for the annual cash incentive for 2015, the Committee exercised its business judgment and, upon consideration of the recommendations of Hay and Meridian and, other than with respect to his target incentive, those made by Mr. Tanski, set target awards as follows:

Executive	Target (As a Percentage of Base Salary)
Mr. Tanski	105%
Mr. Bauer	45%
Mr. Cabell	70%
Mrs. Cellino	70%
Mr. Pustulka	70%

Performance Goals

Based upon discussions with Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive who participated in the At Risk Plan (Messrs. Tanski, Bauer, Cabell and Pustulka, and Mrs. Cellino) a set of particular performance goals for the 2015 fiscal year. Certain goals overlapped among named executives; for example, each named executive had a goal tied to consolidated EBITDA and to safety. Incentive payments under the At Risk Plan are based upon performance against the stated objectives. For those officers who participated in the At Risk Plan, 100% of the target incentive was made dependent on objective performance criteria. All performance criteria applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

The types of goals approved for fiscal 2015 and the purpose of the goals are set forth in the following table:

Goals	Purpose
Earnings-related goals (EBITDA)

To focus executives’ attention on the Company’s overall profitability, as well as the profitability of certain segments, as appropriate. Performance is averaged with the prior year’s performance to mitigate against short-term action to impact one year’s earnings.

Revenue-related goals, including Production Volume, Reserve Replacement, HEAP and Projects

To focus executives’ attention on areas that drive revenue. These goals are utilized in tandem with goals targeting expense in order to avoid decisions that increase revenue without consideration of profitability.

Capital Expenditures/Costs goals	To focus executives’ attention on controlling expense. These goals provide a check and balance on revenue generating goals.
Safety and Environmental goals	To focus executives’ attention on employee, customer and public safety and environmental compliance.
Investor Relations goal	To convey the Company’s message on strategic value to the investment community, an important executive function.
SOX Internal Compliance, Internal Controls	To maintain strong internal controls, an essential element of a publicly-traded company.

To determine the annual cash incentive award based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount. The target award is a percentage of the named executive’s base salary for the fiscal year, and the maximum possible award is two times the target amount, except for Mr. Tanski, whose maximum possible award is approximately 1.9 times the target amount.

The fiscal 2015 annual cash incentives of the named executive officers are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For each named executive, the amount awarded was based on the executive’s performance against the pre-established performance criteria. The incentive payments made to the named executives were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2015 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive’s target percentage of base salary, maximum percentage of base salary, total weighted percentage, target, and actual incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart, is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, performance is averaged with the prior year’s performance as a mechanism to mitigate against short-term action to impact one year’s earnings.

Annual Cash Incentive

Executive		Ronald J. Tanski			David P. Bauer			Matthew D. Cabell			Anna Marie Cellino			John R. Pustulka
Target % of Base Salary		105%			45%			70%			70%			70%
Maximum % of Base Salary		200%			90%			140%			140%			140%
Fiscal 2015 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	108	0.25	27.00	108	0.25	27.00	108	0.15	16.20	108	0.25	27.00	108	0.25	27.00
2.	Regulated EBITDA*	200	0.25	50.00	200	0.25	50.00				200	0.25	50.00	200	0.25	50.00
3.	Seneca EBITDA*							35	0.15	5.25
4.	Production Volume	0	0.20	0.00				0	0.20	0.00
5.	Safety	200	0.10	20.00	200	0.10	20.00				200	0.10	20.00	200	0.10	20.00
6.	Environmental/Safety							200	0.10	20.00
7.	Barcelona Cost										0	0.10	0.00
8.	Capital Expenditures - Mainline Installation	200	0.05	10.00							200	0.05	10.00	200	0.10	20.00
9.	Capital Expenditures - Service Installation	167	0.05	8.35							167	0.05	8.35	167	0.10	16.70
10.	Seneca Reserve Replacement							200	0.15	30.00
11.	Seneca F&D Cost	200	0.05	10.00	200	0.15	30.00	200	0.15	30.00
12.	Seneca LOE							88	0.05	4.40
13.	Seneca G&A							200	0.05	10.00
14.	Investor Relations - 1 on 1 Visits				200	0.10	20.00
15.	SOX Internal Control Compliance				100	0.05	5.00
16.	HEAP - NY										180	0.05	9.00
17.	HEAP - PA										147	0.05	7.35
18.	Distribution Operational Safety										200	0.10	20.00
19.	Projects	200	0.05	10.00										200	0.10	20.00
20.	Supply and Empire Transportation and Storage Revenue													200	0.10	20.00
21.	Internal Controls				200	0.10	20.00
	Total Weighted % Achieved	135.35%			172.00%			115.85%			151.70%			173.70%
	Target	$984,375			$165,938			$437,500			$378,525			$371,175
	Annual Cash Incentive	$1,332,352			$285,413			$506,844			$574,222			$644,731

*	Reflects an average of 2015 performance and 2014 performance

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated EBITDA goal.	$805 Million	$875 Million	$1,025 Million	2015 EBITDA=$851 Million; performance level of 83%; 2-year average of performance levels=(133%+83%)/2=108%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies EBITDA goal.	$310 Million	$322 Million	$342 Million	2015 Regulated EBITDA=$356 Million; performance level of 200%; 2-year average of performance levels=(200%+200%)/2=200%
3.	Seneca EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the Seneca EBITDA goal.	$430 Million	$475 Million	$600 Million	2015 EBITDA=$425 Million; performance level of 0%; 2-year average of performance levels=(70%+0%)/2=35%
4.	Production Volume	170 Bcfe	190 Bcfe	220 Bcfe	157.8 Bcfe
5.	Safety – Measured by number of OSHA recordable injuries in the utility and pipeline divisions	At or better than 3-year average in any division	At or better than 3-year average in any 2 divisions	At the combined average of 3.70	Combined average = 3.35
6.	Environmental/Safety-Measured by PA DEP enforcements per Marcellus wells drilled.	<0.20	0.15	0.10	0.03
7.	Barcelona Cost – Measured by implementation cost compared to total capital budgeted amount of $55,037,692.	< 2% over budget	1% over budget	1% below budget	Project not implemented
8.	Capital Expenditures – Mainline Installation. Measured by mainline installation unit costs of Distribution Corporation.	$10.84 per inch foot	$10.67 per inch foot	$10.44 per inch foot	$10.13 per inch foot
9.	Capital Expenditures – Services Installation. Measured by service installation unit costs of Distribution Corporation.	$1,731 per services installed	$1,704 per services installed	$1,671 per services installed	$1,682 per services installed
10.	Seneca Reserve Replacement	Replace 200% of fiscal 2015 production	Replace 260% of fiscal 2015 production	Replace 350% of fiscal 2015 production	373.1%
11.	Seneca Finding and Development Cost	$1.50/Mcfe	$1.25/Mcfe	$0.95/Mcfe	$0.86/Mcfe
12.	Seneca Lease operating expense per Mcfe	$1.13/Mcfe	$1.05/Mcfe	$0.98/Mcfe	$1.06/Mcfe
13.	Seneca General and Administrative expense	$76 Million	$73 Million	$70 Million	$66 Million
14.	Investor Relations – 1 on 1 Visits. Measured by 1 on 1 visits with analysts/money managers.	60	70	90	99
15.	SOX Internal Control Compliance – Measured by number of material weaknesses and significant deficiencies.	No unremediated material weaknesses and no unremediated significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies	No material weaknesses and no significant deficiencies aggregating to a material weakness
16.	HEAP – NY. Measured by number of basic grants collected.	80,000	83,000	87,500	86,590
17.	HEAP – PA. Measured by number of basic grants collected.	18,000	18,500	20,000	19,204
18.	Distribution Operational Safety – Measured by the utility segment’s operational safety performance standards in New York and outstanding leak reduction.	Complete 2 of 3 PSC Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR Any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
19.	Projects – Measured by number of projects that met in-service dates or unit commissioning dates.	Complete 3 of 5	Complete 4 of 5	Complete 5 of 5	Completed 5 of 5
20.	Supply and Empire Transportation, Storage and Gathering Revenue	Same as Target	$274,548,062	$277,048,062	> $277,048,062
21.	Internal Controls – Measured by corporate-wide unremediated control deficiencies.	Do not aggregate to a significant deficiency	Less than 10	Less than 8	Less than 8

Long-Term Incentive Compensation

The Compensation Committee uses its business judgment to establish target LTI awards based on its compensation consultants’ and CEO’s recommendations. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

In years prior to fiscal 2013, the Committee had allocated approximately one-half of the LTI opportunity to a cash-based performance incentive program and one-half to equity based awards. For fiscal 2013, the Committee determined to allocate all of the LTI opportunity to equity based awards with approximately one-half of the opportunity awards of SARs that vest in equal increments over three years and approximately one-half awards of performance-based RSUs that vest at the end of three fiscal years, only to the extent the performance condition is met. For the fiscal 2013 award, the performance condition is 3-year total return on capital relative to an industry peer group reported in an AUS Inc. monthly report. This performance condition will not be achieved at a level high enough to trigger payment of any portion of the performance-based RSUs. For the Company’s CEO, this represents $3,026,063 of 2013 compensation reflected in the Summary Compensation Table.

For fiscal 2014, following review with its compensation consultants and receipt of stockholder feedback, the Committee used its business judgment to adopt a new LTI approach. Under this program, approximately two-thirds of the equity awards are composed of performance shares, split between two distinct performance conditions: relative 3-year TSR and relative TROC over a 3-year period (both measured relative to the Hay peer group). The remaining one-third is composed of time-vested RSUs, a retention tool for key employees. The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability.

Equity Incentive Awards in Fiscal 2015

In fiscal 2015, the Compensation Committee retained the LTI approach it adopted in 2014. The Committee awarded approximately two-thirds of each executive officer’s LTI award in the form of performance shares, to align our executives’ goals with those of our stockholders. These performance shares are split between two distinct relative performance conditions that must be achieved within the performance cycle that runs from October 1, 2014 through September 30, 2017.

The Committee established the performance condition for one set of performance shares as the Company’s 3-year TSR over the performance cycle as compared to the same metric for companies in the Hay peer group, as calculated based on the data reported for each company in the Bloomberg online database. Starting and ending stock prices over the performance cycle are calculated as the average closing stock price for the prior calendar month with dividends reinvested in each company’s securities at each ex-dividend date. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Hay peer group, as follows:

Relative TSR Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
30th or below	0%
40th	50%
50th	100%
70th	150%
90th or above	200%

If the Company’s 3-year TSR is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by straight line mathematical interpolation.

The Committee established the performance condition for the second set of performance shares as the Company’s 3-year TROC over the performance cycle as compared to the same metric for companies in the Hay peer group. TROC for the Company or any member of the report group shall mean the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during the performance cycle, calculated based on the data reported for that company in the Bloomberg database. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the target number of performance shares depending on the Company’s percentile rank in the Hay peer group, as follows:

Relative TROC Goal	Percentage of Target Opportunity Paid
Company’s Percentile Ranking
<45th	0%
45th	50%
60th	100%
75th	150%
100th	200%

If the Company’s 3-year TROC is negative (less than 0.0), the percentage of target opportunity paid is capped at 100%, regardless of the Company’s percentile ranking. For performance between two established performance levels, the percentage of target opportunity paid is determined by mathematical interpolation.

No dividend equivalent is provided in respect of any performance shares.

The Committee also awarded approximately one-third of each executive officer’s LTI award in the form of time-based RSUs, a retention tool. Vesting of these RSUs occurs in three equal annual installments beginning December 19, 2015. No dividend equivalents will be provided in respect of any RSUs. The fiscal 2015 performance shares and RSUs granted to the named executive officers are set out in the Grants of Plan-Based Awards in Fiscal 2015 Table within this proxy statement.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (in other words, those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions, and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Tanski and Pustulka and Mrs. Cellino are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. Cabell is eligible to participate in the qualified defined contribution retirement plan (including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan, the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s CEO, when an executive officer reaches age 50, the Company would pay the premium of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because it was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Mr. Tanski, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are covered by the ExecutiveLife Insurance Plan. Mr. Bauer is not a participant in this Plan.

Executive Perquisites

The Company offers a limited number of perquisites to our executive officers. The basis for offering these perquisites is to enhance the Company’s ability to attract and retain highly qualified persons and also to assist the officer in conducting business on behalf of the Company. For certain items, the perquisite is incidental to other business-related use. For example, the Company shares an arena suite with a local law firm for the local professional hockey team. The Company also has additional season tickets for seats for both the local professional hockey and football teams. The Company made these investments as a result of specific drives by the Buffalo, New York business community to support the retention of these professional athletic teams in the Buffalo area. These suites are primarily used for Company business. On the occasions when the suites are not used for Company business, the executive officers as well as other employees are permitted personal use.

The Company offers executive officers tax preparation advice, in part to assure the Company that its officers are properly reporting compensation. The Company makes contributions for the named executive officers’ medical plans. The Company also pays the costs of spouses accompanying named executive officers to certain of the Board of Directors meetings and functions, as well as blanket travel insurance for the named executive officer and spouse.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement (“ECNA”) with the Company, which would become effective upon a Change in Control of the Company.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. There is no gross-up for taxes. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The ECNA contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years.

There is no gross-up for taxes on either payment. The Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant.

If an executive officer’s employment is terminated without cause within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2015, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

STOCK OWNERSHIP GUIDELINES

In fiscal 2002, in an effort to emphasize the importance of stock ownership and after consultation with the Compensation Committee, the Company established Common Stock ownership guidelines for officers, ranging from one times base salary for junior officers to four times base salary at the CEO level. In fiscal 2013, the guidelines were revised to increase the ownership requirements for the CEOs to six times base salary and all named executive officers to three times base salary. The CEO holds approximately 15 times his base salary as of November 30, 2015. All other named executive officers meet their ownership requirements. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. The Board and management believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company Directors are also subject to ownership requirements, as noted previously in this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally prohibits the Company from deducting compensation paid in excess of $1 million per year to certain of the executive officers listed in the Summary Compensation Table unless such compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee has generally intended for the short-term cash incentive compensation payable under the At Risk Plan and the long-term equity awards to qualify for this performance-based exception. However, the Committee may elect to award compensation that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Internal Revenue Code.

Fiscal 2015 Summary Compensation Table

The following table sets forth a summary of the compensation paid to or earned by the CEO, the Principal Financial Officer and each of the three most highly compensated executive officers other than the CEO and Principal Financial Officer. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Ronald J. Tanski	2015	937,500	N/A	2,437,025		0	1,332,352	1,847,608	165,032	6,719,517
President and Chief	2014	845,625	N/A	2,286,841		0	2,125,225	1,153,361	150,530	6,561,582
Executive Officer of the Company	2013	726,148	N/A	3,026,063	*	458,072	1,609,509	476,377	107,613	6,403,782

David P. Bauer	2015	368,750	N/A	278,035		0	285,413	199,659	40,289	1,172,146
Treasurer and Principal	2014	343,500	N/A	254,159		0	504,755	186,322	34,949	1,323,685
Financial Officer of the Company	2013	318,000	56,553	225,324	*	113,353	401,567	2,194	26,042	1,143,033

Matthew D. Cabell	2015	625,000	N/A	992,986		0	506,844	N/A	97,886	2,222,716
President of Seneca	2014	617,500	N/A	778,231		0	1,527,919	N/A	99,609	3,023,259
Resources Corporation	2013	591,250	N/A	709,379	*	356,866	1,337,781	N/A	80,721	3,075,997

Anna Marie Cellino	2015	540,750	N/A	607,243		0	574,222	616,169	82,559	2,420,943
President of National Fuel	2014	518,750	N/A	571,927		0	960,312	1,005,015	77,851	3,133,855
Gas Distribution Corporation	2013	497,000	N/A	496,808	*	249,901	975,422	684,879	78,171	2,982,181

John R. Pustulka	2015	530,250	N/A	597,231		0	644,731	933,283	88,275	2,793,770
President of National Fuel	2014	500,500	N/A	555,640		0	948,420	1,056,719	90,013	3,151,292
Gas Supply Corporation	2013	462,750	N/A	468,976	*	235,909	846,752	652,283	70,306	2,736,976

(1)

The stock award values for fiscal 2015 show the full grant date fair value of time-based RSUs as well as the aggregate grant date fair value of performance shares. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2015 (“2015 Form 10-K”). The grant date fair value of performance shares reflects an estimate that 100% of the performance shares awarded will vest at the end of the three-year performance period. The actual percentage vesting will be determined following fiscal 2017. The value of the performance shares assuming the highest level of performance (200%) is $3,240,311 for Mr. Tanski, $369,635 for Mr. Bauer, $1,320,349 for Mr. Cabell, $807,402 for Mrs. Cellino and $794,089 for Mr. Pustulka.

(2)

For fiscal 2015, this column reflects the At Risk Plan payment made in December 2015. With respect to fiscal 2014 and 2013, this column reflects both (i) a payment under the 2012 Performance Incentive Program (for fiscal 2014) or its predecessor, the Performance Incentive Program (for fiscal 2013), and (ii) an At Risk Plan payment. Please refer to the Compensation Discussion and Analysis for additional information about the At Risk Plan, including information regarding the performance conditions applicable to the awards.

(3)

This column represents the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2015 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his Retirement-Related Tophat. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2015, 2014 and 2013, respectively. For fiscal 2015, the amount includes above-market earnings under the Deferred Compensation Plan for Mrs. Cellino of $2,632 and for Mr. Pustulka of $1,228. See the narrative, tables and notes to the Pension Plan and the Nonqualified Deferred Compensation Plan within this proxy statement for more information.

(4)	See the All Other Compensation Table below for more information.

*

These amounts represent the then-calculated value of the performance-based RSUs that will be completely forfeited because the performance condition associated with those awards will not be achieved at a level high enough to trigger payment of any portion of the awards.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2015:

Description	Ronald J. Tanski ($)	David P. Bauer ($)	Matthew D. Cabell ($)	Anna Marie Cellino ($)	John R. Pustulka ($)
Defined Contributions(a)	15,825	15,825	26,375	15,825	15,825
401(k) Tophat(b)	120,116	23,300	21,675	50,968	54,539
RSA Tophat(c)	0	0	34,724	0	0
Employee Stock Ownership Plan (“ESOP”) Supplemental Payment(d)	2,033	0	0	654	2,799
Life Insurance(e)	15,000	1,123	15,000	15,000	15,000
Travel Accident Insurance(f)	115	41	112	112	112
Perquisites(g)	11,943	N/A	N/A	N/A	N/A
Total	165,032	40,289	97,886	82,559	88,275

a)

Represent the Company matching contributions for all named executive officers within the 401(k) and the Company contribution into the RSA for Mr. Cabell. Each officer receives a Company match of 6% within the 401(k) plan on the lesser of (1) base salary or (2) the IRS annual compensation limit. In addition, Mr. Cabell is a participant in the Company’s RSA benefit and received a Company contribution of 4% on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limit.

b)

Each officer is prohibited from receiving the full 401(k) Company match due to the IRS annual compensation limit. The 401(k) Tophat gives each officer, except Mr. Cabell, a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit, and (2) At Risk Plan payment. For Mr. Cabell, the 401(k) Tophat is based on his annual base salary that exceeds the IRS annual compensation limit. The 401(k) Tophat represents the benefit earned in fiscal 2015.

c)	Represents the Company contributions on Mr. Cabell’s base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit. The RSA Tophat represents the benefit earned in fiscal 2015.

d)

All management participants who were hired prior to December 31, 1986, participate in the ESOP which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends in order to defer the federal and state income taxes on these dividends. Therefore, the Company makes supplemental payments representing the approximate amount the Company saves in corporate income taxes. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, Cabell and Pustulka and Mrs. Cellino under the ExecutiveLife Insurance Plan. For Mr. Bauer, this represents the Company-paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling on business.

g)

Perquisites for Mr. Tanski consist of tax preparation and advice, personal use of Company purchased tickets to attend local sporting or entertainment events, attendance at company events for Mr. Tanski’s wife, blanket travel insurance for personal travel and medical contributions paid by National Fuel. No single perquisite exceeded the greater of $25,000 or 10% of the total perquisites provided to Mr. Tanski. Perquisites for each of the other named executive officers were less than $10,000.

Grants of Plan-Based Awards in Fiscal 2015

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2015 under the At Risk Plan and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Tanski	(1)	12/19/14				6,207	12,413	24,826		797,050
	(1)	12/19/14				2,069	12,413	24,826		823,106
	(2)	12/19/14							12,417	816,870
	(3)	12/20/14	409,746	984,375	1,875,000

David P. Bauer	(1)	12/19/14				708	1,416	2,832		90,923
	(1)	12/19/14				236	1,416	2,832		93,895
	(2)	12/19/14							1,417	93,218
	(3)	12/20/14	69,072	165,938	331,875

Matthew D. Cabell	(1)	12/19/14				2,529	5,058	10,116		324,779
	(1)	12/19/14				843	5,058	10,116		335,396
	(2)	12/19/14							5,059	332,812
	(3)	12/20/14	66,609	437,500	875,000

Anna Marie Cellino	(1)	12/19/14				1,547	3,093	6,186		198,604
	(1)	12/19/14				516	3,093	6,186		205,097
	(2)	12/19/14							3,094	203,542
	(3)	12/20/14	157,561	378,525	757,050

John R. Pustulka	(1)	12/19/14				1,521	3,042	6,084		195,329
	(1)	12/19/14				507	3,042	6,084		201,715
	(2)	12/19/14							3,043	200,186
	(3)	12/20/14	154,502	371,175	742,350

(1)

The performance shares awarded to executive officers on December 19, 2014 vest at the end of a three-year performance cycle (October 1, 2014 through September 30, 2017) subject to the achievement of a performance condition. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

(2)

The restricted stock units (RSUs) shown on this table were granted under the Company’s 2010 Equity Compensation Plan and vest in one-third increments on the anniversary date of the award. Please refer to the narrative disclosure under the “Potential Payments Upon Termination or Change in Control” section within this proxy statement for additional information regarding termination prior to and after the vest date of the RSUs.

(3)

This represents the annual cash incentive opportunity set in fiscal 2015 under the At Risk Plan. The amount actually paid for fiscal 2015 is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(4)

The equity award values reflect the fair value of performance shares and RSUs at the date of grant, based on probable outcome of the performance shares’ performance condition. Refer to Note A under the heading “Stock-Based Compensation” and Note E under the heading “Stock Option and Stock Award Plans” in the Company’s financial statements in its 2015 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised stock options or SARs, the total number and aggregate market value of shares of unvested restricted stock held by the named executives, and the number and market value of unvested RSUs and performance shares, as of September 30, 2015. The table also provides the exercise price, which is the FMV (the average of the high and low) on grant date, and date of expiration of each unexercised stock option or SAR.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald J. Tanski	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	15,000	0	47.37	02/20/2018	0	0	0	0
	12/22/08	75,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	25,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	25,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	28,635	14,318	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	5,466	273,191
	03/07/13	0	0	0	N/A	0	0	11,350	567,248
	12/19/13	0	0	0	N/A	0	0	5,686	284,186
	12/19/13	0	0	0	N/A	0	0	11,372	568,373
	12/19/13	0	0	0	N/A	7,584	379,048	0	0
	12/19/14	0	0	0	N/A	0	0	6,207	310,201
	12/19/14	0	0	0	N/A	0	0	12,413	620,402
	12/19/14	0	0	0	N/A	12,417	620,602	0	0

David P. Bauer	12/06/06	5,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	1,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	6,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	5,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	5,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	7,086	3,543	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	1,353	67,598
	12/19/13	0	0	0	N/A	0	0	632	31,587
	12/19/13	0	0	0	N/A	0	0	1,264	63,175
	12/19/13	0	0	0	N/A	843	42,133	0	0
	12/19/14	0	0	0	N/A	0	0	708	35,386
	12/19/14	0	0	0	N/A	0	0	1,416	70,772
	12/19/14	0	0	0	N/A	1,417	70,822	0	0

Matthew D. Cabell	12/05/07	0	0	0	N/A	5,000	249,900	0	0
	02/20/08	8,333	0	47.37	02/20/2018	0	0	0	0
	09/17/09	0	0	0	N/A	35,000	1,749,300	0	0
	03/11/10	55,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	22,500	0	63.87	12/20/2020	0	0	0	0
	12/19/11	22,500	0	55.09	12/19/2021	0	0	0	0
	12/19/12	22,308	11,155	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	4,258	212,815
	12/19/13	0	0	0	N/A	0	0	1,935	96,711
	12/19/13	0	0	0	N/A	0	0	3,870	193,423
	12/19/13	0	0	0	N/A	2,581	128,998	0	0
	12/19/14	0	0	0	N/A	0	0	2,529	126,399
	12/19/14	0	0	0	N/A	0	0	5,058	252,799
	12/19/14	0	0	0	N/A	5,059	252,849	0	0

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Anna Marie Cellino	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	03/11/10	35,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	15,622	7,811	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	2,982	149,040
	12/19/13	0	0	0	N/A	0	0	1,422	71,072
	12/19/13	0	0	0	N/A	0	0	2,844	142,143
	12/19/13	0	0	0	N/A	1,897	94,812	0	0
	12/19/14	0	0	0	N/A	0	0	1,547	77,294
	12/19/14	0	0	0	N/A	0	0	3,093	154,588
	12/19/14	0	0	0	N/A	3,094	154,638	0	0

John R. Pustulka.	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	20,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	15,000	0	63.87	12/20/2020	0	0	0	0
	12/19/11	15,000	0	55.09	12/19/2021	0	0	0	0
	12/19/12	14,747	7,374	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	2,815	140,694
	12/19/13	0	0	0	N/A	0	0	1,382	69,072
	12/19/13	0	0	0	N/A	0	0	2,764	138,145
	12/19/13	0	0	0	N/A	1,843	92,113	0	0
	12/19/14	0	0	0	N/A	0	0	1,521	76,020
	12/19/14	0	0	0	N/A	0	0	3,042	152,039
	12/19/14	0	0	0	N/A	3,043	152,089	0	0

(1)	Options vested one year after grant date.

SARs granted on February 20, 2008 had a vesting schedule over a period of three years subject to performance conditions. One-third vested on February 20, 2009, which is reflected in the above table. The balance of the SARs was scheduled to vest in equal increments on February 20, 2010 and February 20, 2011 but did not fulfill the applicable performance condition and thus was forfeited and not included above.

SARs granted on December 22, 2008 vested over a period of three years in one-third increments at each anniversary date of the awards subject to the fulfillment of performance conditions.

SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to the fulfillment of performance conditions.

SARs granted on December 20, 2010 vested over a period of three years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vested over a period of three years in one-third increments at each anniversary date of the awards and became exercisable on December 19, 2014.

SARs granted on December 19, 2012 vest over a period of three years in one-third increments at each anniversary date of the awards.

(2)	Awards were issued at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards issued to Mr. Cabell consist in part of an award of 25,000 shares of restricted stock on December 5, 2007 that vests in one-fifth increments on the fourth through eighth anniversaries of the date of grant, and an award of 35,000 shares of restricted stock on September 17, 2009 that will vest on March 20, 2018, subject to Mr. Cabell’s continued employment.

The restricted stock units awarded on December 19, 2013 and December 19, 2014 vest over a period of three years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested RSUs multiplied by the closing market price ($49.98) of the Common Stock as of September 30, 2015.

(4)

The performance-based RSUs awarded on December 19, 2012 and March 7, 2013 will not vest, due to the failure of a performance condition. The number of these awards is based on the threshold amount of 25% of the award, and the market value, which will not be realized, represents the threshold amount multiplied by the closing market price ($49.98) of the Common Stock as of September 30, 2015. The performance shares awarded on December 19, 2013 and December 19, 2014 vest after the end of three-year performance cycles (October 1, 2013 through September 30, 2016 and October 1, 2014 through September 30, 2017, respectively), subject to the achievement of a performance condition based on TROC or a performance condition based on TSR. Based on estimated performance through September 30, 2015, the number of unearned performance shares with a performance condition of TROC equals the threshold amount of 50% of the award, and the number of unearned performance shares with a performance condition of TSR equals the target amount of 100% of the award. As explained in the CD&A, actual performance over the full three-year performance cycle could result in a lesser or greater payout. The market value of the unearned performance shares represents the threshold or target amount, as applicable, multiplied by the closing market price ($49.98) of the Common Stock as of September 30, 2015. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance conditions and vesting terms.

Option Exercises and Stock Vested in Fiscal 2015

Of the option awards exercised by the named executive officers in 2015, 38,000 related to options that were awarded on March 29, 2005. These options were intended to be a multi-year incentive for the officers to focus attention on managing the Company from a long-term investor’s perspective, and to encourage officers to have a significant, personal investment in the Company through stock ownership. The following table sets forth, as to each named executive officer, information with respect to stock option exercises and vesting of restricted stock during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald J. Tanski	30,000	674,100	5,875	404,905
David P. Bauer	6,500	223,455	838	57,755
Matthew D. Cabell	105,000	3,116,225	8,165	561,132
Anna Marie Cellino	0	0	2,198	151,486
John R. Pustulka	35,000	1,132,775	2,171	149,625

(1)	Represents the aggregate difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)	Represents the fair market value on vest date multiplied by the number of restricted shares that vested.

Fiscal 2015 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2015 of each of the named executive officers. The Company offers a qualified pension plan and a supplemental benefit plan in which certain of the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald J. Tanski	Executive Retirement Plan	36	11,030,864	0
	National Fuel Gas Company	35	1,871,699	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	13	430,293	0
	Retirement Plan
	Retirement-Related Tophat	13	379,015	0

Matthew D. Cabell	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in either plan)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Anna Marie Cellino	Executive Retirement Plan	34	5,926,507	0
	National Fuel Gas Company	33	1,853,965	0
	Retirement Plan

John R. Pustulka	Executive Retirement Plan	40	5,488,833	0
	National Fuel Gas Company	40	2,110,410	0
	Retirement Plan

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-Retirement Benefits, to the Company’s 2015 Form 10-K. The Executive Retirement Plan includes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such sum by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participation with at least ten years of service, at or after age 60. Participants may retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and the RP-2014 Mortality Table for healthy annuitants blended 50% male and 50% female.

Messrs. Tanski, Pustulka and Mrs. Cellino are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not eligible for either an unreduced or reduced retirement benefit. Mr. Cabell is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a Tophat Benefit and a Supplemental Benefit. The Tophat Benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The Supplemental Benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a Tophat Benefit under the Tophat Plan, if appropriate based on the Internal Revenue Code limitations.

The Tophat Benefit vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The Supplemental Benefit vests at age 55 and completion of five years of credited service. An ERP participant who vests in the Tophat Benefit, but does not vest in the Supplemental Benefit, receives only a Tophat Benefit. A participant who is vested in both the Tophat Benefit and the Supplemental Benefit and who terminates service with the Company before age 65 receives the Tophat Benefit and a portion of the Supplemental Benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The Tophat Benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the Supplemental Benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s Tophat Benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the Supplemental Benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the Supplemental Benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s Supplemental Benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s Tophat Benefit and Supplemental Benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2015 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on Corporate Bonds (Moody’s Index) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan that provides restoration of benefits lost under the Retirement Plan (see Pension Benefits) and/or the Tax-Deferred Savings Plan due to the effect of the Internal Revenue Code limits. See notes b) and c) under the All Other Compensation Table. The Company pays the 401(k) Tophat and the RSA Tophat benefit no later than March 15 of the calendar year following the year in which the Tophat benefit was earned.

The following table reflects the earnings, distributions and total balance of the DCP and Tophat Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Ronald J. Tanski — Tophat Plan	0	120,116	0	107,759	110,516
David P. Bauer — Tophat Plan	0	23,300	0	19,969	21,950
Matthew D. Cabell — Tophat Plan	0	56,399	0	63,441	47,274
Anna Marie Cellino — Tophat Plan	0	50,968	0	46,811	46,993
— DCP	0	0	5,704	0	403,211
John R. Pustulka — Tophat Plan	0	54,539	0	45,133	50,789
— DCP	0	0	3,343	0	148,411

(1)	Refer to notes (b) and (c) to the All Other Compensation Table.

(2)

This represents the net earnings during the fiscal year for the DCP. For Mrs. Cellino and Mr. Pustulka, earnings include above-market earnings associated with the Moody’s Index of $2,632 and $1,228, respectively, which amounts are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	This represents the annual tophat payment for the calendar year ended December 31, 2014, which was paid in January 2015.

(4)

This column includes the Tophat Plan balance for each named executive officer and the DCP balance for Mrs. Cellino and Mr. Pustulka, the only two named executive officers in the DCP. The balances do not include any amounts previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years.

Fiscal 2015 Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the continuing named executive officers’ employment had terminated on September 30, 2015 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date. On September 30, 2015 the closing price was $49.98 per share. These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company 1997 Award and Option Plan

Under this plan, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited. Note, although this plan expired March 31, 2012, awards remain outstanding.

As a general rule, if the named executive officer’s employment with the Company terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid awards are forfeited, unless otherwise stated below or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

Non-Qualified Stock Options and Stock Appreciation Rights (SARs) — Except as otherwise provided in an award letter, any non-qualified stock option (and any SAR) that has not expired will terminate upon the termination of the named executive officer’s employment with the Company, and no shares of Common Stock may be purchased pursuant to the non-qualified stock option, except that:

(i) Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the named executive officer prior to age 60, a named executive officer may, within five years after the date of termination of employment, or any such greater period of time that the Compensation Committee deems appropriate, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of termination of employment or subsequently becomes eligible to exercise as follows: (a) six months after the date of grant, if the named executive officer has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months; or (b) on the date of the named executive officer’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant; and

(ii) Upon the death of a named executive officer while employed with the Company or within the period stated in the preceding paragraph (i), the named executive officer’s estate or beneficiary may,

within five years after the date of the named executive officer’s death while employed, or within the period stated in paragraph (i) above, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of death.

In neither case, however, would any non-qualified stock option remain exercisable after expiration of the exercise period set forth in the award letter.

As specified in Mr. Cabell’s non-qualified stock options award letter for options awarded to him on December 11, 2006, upon a voluntary termination of employment or an involuntary termination for Just Cause (as defined in that award letter), all non-qualified stock options are forfeited. Upon an involuntary termination due to death or for other than Just Cause, all non-qualified stock options will become exercisable and will remain exercisable for three years.

Restricted Stock

Mr. Cabell was awarded 25,000 shares of restricted stock on December 5, 2007. There were vesting restrictions applicable to this stock. Restrictions on 20% of the stock lapsed on each of December 5, 2011, 2012, 2013, 2014 and 2015. Mr. Cabell would have forfeited his right to this restricted stock if his employment with the Company had terminated for any reason other than death prior to the expiration of the vesting restrictions. In the event of his death, the restrictions would have lapsed. The estimated value of the remaining shares of restricted stock upon death on September 30, 2015 would have been $249,900 based on the closing price on that date multiplied by the 5,000 shares.

Mr. Cabell was also awarded 35,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on March 20, 2018. Mr. Cabell will forfeit his rights to this restricted stock if his employment with the Company terminates for any reason other than death or disability prior to the expiration of the vesting restrictions. In the event of death or disability, all restrictions will lapse. The estimated value of the 35,000 shares of restricted stock upon death or disability on September 30, 2015 would have been $1,749,300 based on the closing price at September 30, 2015 multiplied by the 35,000 shares.

If Mr. Cabell had been terminated on September 30, 2015 due to a change in control or a change in ownership as described below, all restrictions on his unvested restricted stock would have lapsed and the estimated values as noted above would have been payable as a lump sum cash payment.

Change in control and change in ownership — If there is a Change in Ownership or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability, Cause, resignation by the named executive officer other than for Good Reason, or retirement, then all terms and conditions would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value as of either the date the Change in Ownership occurs or the date of termination following a Change in Control. In addition, the noncompetition provision mentioned above would become null and void.

The following table represents the estimated values of already vested SARs/options issued and outstanding to the named executive officers under this plan as of September 30, 2015, payable as a lump sum cash payment upon termination due to a Change in Control if the named executive officer was terminated without Cause or the executive officer terminates for Good Reason.

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
Ronald J. Tanski	1,704,225	Anna Marie Cellino	346,948
David P. Bauer	176,168	John R. Pustulka	748,948
Matthew D. Cabell	21,749

Under the 1997 Award and Option Plan, a “Change in Control” generally occurs when (a) any person other than the Company, a subsidiary or any employee benefit plan sponsored by the Company is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) individuals who constituted the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

“Change in Ownership” means a change which results directly or indirectly in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

“Good Reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Under the National Fuel Gas Company 2010 Equity Compensation Plan, the Company has issued SAR, RSU and Performance Share awards through September 30, 2015 to named executive officers, some of which contain specified performance goals as conditions to vesting. SAR awards were issued on March 11, 2010 at a grant price of $52.10, on December 20, 2010 at a grant price of $63.87, and on December 19, 2012 at a grant price of $53.05. Performance-based RSU awards were issued on December 19, 2012 and March 7, 2013. Performance shares awards were issued on December 19, 2013 and December 19, 2014. Non-performance-based RSU awards were issued on December 19, 2013 and December 19, 2014.

SARs — Except as otherwise provided in an award notice (and no exception was included in any of the outstanding award notices to named executive officers):

(i) Upon termination of employment due to death, disability or retirement, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of five years after termination or the original term, after which the award expires;

(ii) Upon termination of employment due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of three years after termination or the original term, after which the award expires;

(iii) Upon termination of employment due to a reduction in force, any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of one year after termination or the original term, after which the award expires;

(iv) Upon termination of employment for Cause, any vested or unvested SAR shall be immediately forfeited and cancelled; and

(v) Upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of ninety days after termination or the original term, after which the award expires.

Unvested SARs — Unvested SARs issued to the named executive officers under this plan had no value as of September 30, 2015, as the grant price of such SARs exceeded the FMV of the Common Stock on that date.

Performance-Based Restricted Stock Units (Performance-Based RSUs) — On December 19, 2012 and March 7, 2013, the Company granted performance-based RSUs under the Company’s 2010 Equity Compensation Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance-based RSU award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, the named officer or the named officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance-based RSU award shall be deemed vested to the extent of, the same number or value of performance awards that would have been payable for the performance period had the participant’s service with the Company or subsidiary continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of the termination of the participant’s service with the Company or subsidiary;

(ii) Upon termination due to a reduction in force, all performance-based RSU awards for which the applicable performance period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the participant’s termination of service; and

(iii) Upon termination of employment for cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance-based RSU award shall be immediately forfeited and cancelled.

Unvested Performance-Based RSUs — Unvested performance-based RSUs issued to the named executive officers on December 19, 2012 and March 7, 2013 under this plan had an estimated value of zero as of September 30, 2015, as the performance condition associated with these awards will not be achieved at a level high enough to trigger payment of any portion of the RSUs.

Performance Shares — On December 19, 2013 and December 19, 2014, the Company granted performance shares under the Company’s 2010 Equity Compensation Plan to named executive officers of the Company. Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance share award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, or due to a divestiture, the named officer or the named officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance share award shall be deemed vested to the extent of, the same number or value of performance shares that would have been payable for the performance period had the participant’s service with the Company or subsidiary continued until the end of the applicable performance period, pro-rated to reflect the time period from the commencement of the performance period through the date of the termination of the participant’s service with the Company or subsidiary;

(ii) Upon termination due to a reduction in force, all performance share awards for which the applicable performance period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the participant’s termination of service; and

(iii) Upon termination of employment for Cause, or for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance share award shall be immediately forfeited and cancelled.

Unvested Performance Shares — The following table represents the estimated value of unvested Performance Share awards issued to the named executive officers on December 19, 2013 and December 19, 2014 under this plan that would have been deemed vested as of September 30, 2015 upon termination due to death, disability or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No performance share awards would have been deemed vested as of September 30, 2015 under this plan in the event of termination for other reasons. The amounts below are based on the estimated number of performance shares that would have been deemed vested on September 30, 2015, assuming performance at the target level of performance, multiplied by the closing price on September 30, 2015 of $49.98.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	1,171,431	Anna Marie Cellino	292,583
David P. Bauer	131,414	John R. Pustulka	285,486
Matthew D. Cabell	426,429

Non-Performance-Based Restricted Stock Units (RSUs) — On December 19, 2013 and December 19, 2014, the Company granted RSUs under the Company’s 2010 Equity Compensation Plan to named executive officers of the Company. As provided in the award notices for these grants:

(i) Upon termination due to death or disability, or due to a divestiture, all outstanding RSUs will become immediately and fully vested; and

(ii) Upon termination for any other reason (including retirement), all outstanding RSUs will be immediately forfeited and cancelled, effective as of the date of termination.

Unvested RSUs — The following table represents the estimated value of unvested RSU awards issued to the named executive officers on December 19, 2013 and December 19, 2014 under this plan that would vest as of September 30, 2015 upon termination due to death or disability, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No RSU awards would have vested as of September 30, 2015 under this plan in the event of termination for other reasons. The amounts below are based on the number of RSU awards that would have vested on September 30, 2015, multiplied by the closing price on September 30, 2015 of $49.98.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
Ronald J. Tanski	999,650	Anna Marie Cellino	249,450
David P. Bauer	112,955	John R. Pustulka	244,202
Matthew D. Cabell	381,847

Change in Control — If there is a Change in Control, each SAR then outstanding shall be exercisable regardless of the exercise schedule otherwise applicable; each outstanding performance-based RSU and non-performance-based RSU shall become fully vested and payable; and each outstanding performance share award shall be deemed earned at the target level of performance for the award. In addition, in connection with a Change in Control, the Compensation Committee may provide that each SAR shall be canceled in exchange for a cash payment equal to the excess of FMV over the grant price of the SAR. The Compensation Committee may also direct that each performance-based RSU, non-performance-based RSU and performance share shall be settled in cash with its value determined based on the value received by stockholders in the Change in Control transaction.

No acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any award, however, if the Compensation Committee reasonably determines in good faith, prior to the Change in Control, that the award will be honored or assumed, or new rights substituted (an “Alternative Award”), by the named executive officer’s employer following the Change in Control; provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for Cause) or is Constructively Terminated, in either case within 24 months after the Change in Control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to, in the case of a SAR, the excess of the FMV on the date of termination over the grant price, and in the case of other awards, the FMV of the number of shares of stock subject to the award.

The following table represents the value of awards outstanding under the 2010 Equity Compensation Plan which, upon a Change in Control as of September 30, 2015, would have been exercisable (in the case of SARs), would have become vested and payable (in the case of RSUs), or would have been deemed earned at the target level of performance (in the case of performance shares). The amounts below are based on the closing price on September 30, 2015 of $49.98.

Name	Payment Due on Vested & Unvested Awards ($)	Name	Payment Due on Vested & Unvested Awards ($)
Ronald J. Tanski	6,738,953	Anna Marie Cellino	1,439,073
David P. Bauer	651,239	John R. Pustulka	1,387,244
Matthew D. Cabell	2,125,549

Like the 1997 Award and Option Plan, this plan also provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change in Control set out in the “National Fuel Gas Company 1997 Award and Option Plan” section. The main difference is that the 2010 Equity Compensation Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, the traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits. If a named executive officer retires or employment is terminated, for a reason other than cause, the named executive officer (or beneficiary in the event of his death) will receive a lump sum payment equal to the value of the 401(k) Tophat benefit and/or RSA Tophat benefit that would have been payable upon termination.

The following table represents the amount payable for the 401(k) and RSA Tophat benefit if termination is due to retirement, death, disability, involuntary termination, a Change in Control and the Company terminates without Cause or named executive terminates for Good Reason.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	110,516	Anna Marie Cellino	46,993
David P. Bauer	21,950	John R. Pustulka	50,789
Matthew D. Cabell	47,274

The value of the Tophat benefit for all other forms of termination for Mr. Tanski, Mr. Bauer, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are $30,575, $4,825, $27,000, $12,540 and $12,105, respectively.

Deferred Compensation Plan (the “DCP”)

In the event of a termination for any reason, other than death or retirement, prior to a Change in Control, the named executive officer is entitled to receive his or her retirement account balance in the form of a lump sum payment. Note, the term “Change in Control” under the DCP has a similar definition as provided in the 2010 Equity Program, discussed above, except in the DCP the reference period for changes in the Board of Directors is 24 months.

In the case of retirement, including disability retirement, at any time, the named executive officers below are entitled to a monthly payment (a 15-year annuity, unless the named executive officer elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on their retirement account balance. If the named executive officer dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the named executive officer’s beneficiary. If the named executive officer dies after commencement of the annuity, the annuity will continue to be paid to the named executive officer’s beneficiary for the remainder of its original term.

The following table represents the estimated total benefit payable as a lump-sum payment for all types of termination except for retirement or disability.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	N/A	Anna Marie Cellino	403,211
David P. Bauer	N/A	John R. Pustulka	148,411
Matthew D. Cabell	N/A

If termination is due to retirement or disability, the final account balances are calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mrs. Cellino would have received a projected ten-year annuity of $4,538 per month with a present value of $421,176. Mr. Pustulka would have received a ten-year annuity of $2,105 per month for the first five years, then $1,112 per month thereafter, with a present value of $153,028.

Employment Continuation and Noncompetition Agreement

If there is a Change in Control, and the executive remains employed thereafter, the executive’s annual salary and employee benefits are preserved for at least three years at the levels then in effect for the named executive officers. The agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a Change in Control without Cause or by the named executive officer for Good Reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in Control” has a similar definition as provided in the Performance Incentive Program, discussed above. However, Mr. Cabell’s agreement also provides that a Change in Control will occur if the Company sells more than 50% ownership of Seneca.

“Good Reason” means there is a material diminution in the named executive’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive is required to report. “Good Reason” also includes a requirement that the named executive relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the Change in Control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for Good Reason.

Payment will only be made upon a Change in Control and if the named executive officer is terminated without Cause or terminates for Good Reason. The following table represents the estimated severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	2,395,189	Anna Marie Cellino.	2,111,143
David P. Bauer	1,223,169	John R. Pustulka	1,239,745
Matthew D. Cabell	2,708,589

Continuation of Health and Welfare Benefits

In addition to the severance payment, the named executive officer will be entitled to participate in the Company’s employee and executive health and welfare benefit plans, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. Cabell, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a change in control for each of the executive officers is $29,823. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits.

The following table represents the estimated value of the post-retirement/post-termination welfare and fringe benefits, consisting of an allowance for tax preparation and financial planning for all of the named executive officers except for Mrs. Cellino and the annual payment for life insurance under the ExecutiveLife Insurance Plan for Mr. Tanski, Mr. Cabell, Mrs. Cellino and Mr. Pustulka.

Name	Amount ($)	Name	Amount ($)
Ronald J. Tanski	19,610	Anna Marie Cellino	15,000
David P. Bauer	1,118	John R. Pustulka	21,239
Matthew D. Cabell	22,122

Retirement — Except for Mr. Cabell, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans. Mr. Cabell is vested in his benefit in the RSA.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for Cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for Good Reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the Agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of (i) the named executive officer’s annual base salary and (ii) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

In order for the named executive officer to be entitled to the non-compete payment, the named executive officer may not directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a Change in Control as compensation for the covenant not to compete for all forms of termination except for death, disability or retirement.

Name	Payment ($)	Name	Payment ($)
Ronald J. Tanski	1,952,527	Anna Marie Cellino	1,076,607
David P. Bauer	614,658	John R. Pustulka	997,326
Matthew D. Cabell	1,361,100

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Cabell and Mr. Bauer are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a Change in Control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors, directly or indirectly, to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) would deem detrimental to the Company’s best interests, unless the ERP Committee determines that such activity is not detrimental to the best interests of the Company. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
Ronald J. Tanski	3,030,587
Anna Marie Cellino	1,698,696
John R. Pustulka	1,494,610

The default form of benefit payment to the named executive officers is a four-year certain annuity, therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $478,867 for Mr. Tanski, $269,760 for Mrs. Cellino and $234,537 for Mr. Pustulka.

Post-Employment Benefits for Matthew D. Cabell

To the extent Matthew D. Cabell is employed by Seneca or another Company subsidiary until and including March 20, 2018, post-employment medical and prescription drug benefits will be provided to Mr. Cabell, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. Cabell will forfeit these benefits if he resigns before March 20, 2018 or if the Company or one of its subsidiaries terminates his employment at any time.

Summary of Potential Payments Upon Termination or Change in Control

In summary, the following table provides an estimated value of total benefits for each named executive officer if their termination had occurred on September 30, 2015. As disclosed in the table above under the “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”),” the ERP benefit in the following totals represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control or Change in Board
Executive Benefits and Payments Upon Termination For: (1)	Voluntary Termination ($)	Retirement ($)(2)	Death ($)	Disability ($)	Company Terminates without Cause and/or Executive Terminates for Good Reason ($)	Company Terminates for Cause ($)	Executive Terminates Voluntarily Other than for Good Reason ($)
Ronald J. Tanski	3,061,162	4,312,534	2,760,464	5,312,184	15,981,430	1,983,102	6,013,339
David P. Bauer	4,825	N/A	266,319	266,319	2,718,125	619,483	732,438
Matthew D. Cabell	27,000	47,274	2,854,750	2,604,850	8,315,406	1,388,100	1,769,947
Anna Marie Cellino	2,114,447	2,459,448	1,261,997	2,708,898	7,167,494	1,492,358	3,440,504
John R. Pustulka	1,655,126	1,983,913	963,425	2,228,115	6,118,135	1,157,842	2,896,654

(1)

The maximum value of the benefits due upon an involuntary termination and or divestiture other than for cause and other than in connection with a Change in Control for Mr. Tanski, Mr. Bauer, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are $3,141,103, $244,369, $2,046,474, $2,148,900 and $1,693,810, respectively. The value of the benefits due upon a “termination for cause” other than in connection with a Change in Control for Mr. Tanski, Mr. Bauer, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are $30,575, $4,825, $27,000, $415,751 and $160,516, respectively.

(2)

“Retirement” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2015. In that case, the Company would have accrued benefits payable to the named executive officer, which are accrued amounts in the other columns for the different types of terminations.

PROPOSAL 2. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2015 was a challenging year for both the Company and the energy industry. Accounting rules required that we record a series of non-cash write-downs of our oil and gas properties in the Exploration & Production segment due to low commodity prices. Those non-cash write-downs resulted in a net loss for the year. Nonetheless, we had a successful year operationally as we positioned the Company for the longer term.

The low commodity price environment, while depressing financial results in the short-term, presents an opportunity to capitalize on the strategic geographic location of our Pipeline and Storage segment between Appalachian production and Canadian, Midwest and East Coast consumers. Our strategy is to grow the earnings and cash flows of our midstream businesses while ultimately allowing Seneca Resources Corporation (“Seneca”), our exploration and production subsidiary, to sell its low-cost Appalachian production in higher priced markets.

2015 Financial and Operating Highlights:

•

45th Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.6% to $1.58 per share, marking the 45th year of consecutive dividend increases and 113th year of uninterrupted dividend payments. The financial stability of our regulated Utility and Pipeline & Storage segments supports the Company’s dividend.

•

Continued Growth from Pipeline and Storage Segment: The Company’s Pipeline and Storage segment generated net income of $80.4 million, which was an increase of 4% over the prior year. The Company’s midstream businesses, which include the Gathering segment as well as the Pipeline and Storage segment, earned a combined $112.2 million in net income in fiscal 2015, a 2% increase over the prior year and 208% increase since fiscal 2011. The Pipeline and Storage segment’s transportation capacity under contract increased to 3,811,000 dekatherms (“Dth”) per day, a 5% increase over the prior year and 37% increase since fiscal 2011.

•

22% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2015, Seneca increased its proved reserves of natural gas and crude oil to 2.344 trillion cubic feet equivalent (“Tcfe”), an increase of 22% over the prior year, replacing 373% of fiscal 2015 production.

•

Firm Sales and Hedge Portfolio Partially Insulates Seneca’s Cash Flows from Volatile Commodity Prices: Seneca’s average net realized natural gas and crude oil prices in fiscal 2015, after the impact of hedging, were $3.38 per thousand cubic feet (“Mcf”) and $70.36 per barrel (“Bbl”), a decrease of only 5% and 26%, respectively, from the prior year. Comparatively, average NYMEX natural gas and crude oil prices for the fiscal 2015 period decreased 29% and 43%, respectively, versus the fiscal 2014 period. Seneca has taken a conservative approach to provide a measure of protection against volatile swings in commodity prices by building a portfolio of physical firm sales, firm transportation capacity and financial hedges that locks in the realizations on a majority of its total natural gas and oil production.

•

Continued First-Rate Service and Safety Record: The winter of 2014-15, the second coldest winter in our utility service territories in 50 years, and a season that saw one early winter storm dump over 70 inches of snow in parts of our New York service territory, once again tested our employees, systems and infrastructure. Despite the adverse conditions, our servicemen and women in the field, our customer response representatives on the phone, and our dispatch operators and compression engineers kept the gas flowing to all of our customers with minimal disruption. Even more impressive, considering the severity of the weather, we achieved our best personal safety record in our history, recording our lowest OSHA recordable injury rates in any fiscal year and demonstrating that safety is a core value at National Fuel.

Long-Term Strategic Initiatives

National Fuel’s capital intensive operations require a focus on strategic initiatives, including those between subsidiaries, that may take several years from business planning through completion. The results of this focus include:

•

Ongoing Major Interstate Pipeline Expansion and Modernization Projects: In the Pipeline and Storage segment, we placed the Mercer Expansion project into service in the first quarter of fiscal 2015. At a total capital cost of $34 million, which included $4 million of system modernization, this project added 105,000 Dth per day of transportation capacity and annual reservation charge revenues of $5.4 million. Additionally, the Pipeline and Storage segment invested a total of $230 million to expand and modernize its pipeline systems in fiscal 2015, primarily on the Westside Expansion and Modernization, Tuscarora Lateral, and Northern Access 2015 projects that went into service during the first quarter of fiscal 2016. These projects collectively add transportation capacity of 170,000 Dth per day for Seneca, 34,500 Dth per day for our Utility segment and 159,500 Dth per day for nonaffiliated customers, and afford customers of our Empire Pipeline system additional options to access storage services on our National Fuel Gas Supply Corporation system.

•

Continued Build Out of the Clermont Gathering System: National Fuel Gas Midstream Corporation is continuing its construction of the Clermont Gathering System, a 1 billion cubic feet (“Bcf”) per day system of gathering pipelines and compression facilities that will represent an investment in excess of $500 million when fully constructed. This gathering system is instrumental to the success of Seneca’s long-term development program in its Western Development Area in Pennsylvania, providing a key link in the value chain that will allow Seneca to deliver its gas to the interstate pipeline system. The build out of this gathering system will continue for a number of years and is fully integrated with Seneca’s drilling plans, such that capital deployment and construction activities are directly coordinated with Seneca’s development in the Marcellus Shale.

•

Ongoing Natural Gas Development Success: The level and pace of Seneca’s Appalachian development have been appropriately scaled back in response to the current commodity price environment and tailored to fill over 900,000 Dth per day of contracted firm transportation capacity available by 2018, including 630,000 Dth per day of capacity on National Fuel’s Northern Access pipeline expansion projects. Seneca continues to pursue drilling and completion efficiencies that drive down well costs, including a long-term focus on water sourcing, handling and disposal activities designed to reduce water usage and costs.

CEO Compensation in Alignment with Peers

As described in the 2015 Financial and Operating Highlights above, low commodity prices weighed on fiscal 2015 financial results but the Company had another successful year operationally. CEO compensation is targeted at approximately the 50th percentile of the Hay Energy Industry market data. The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2014 total direct compensation for the Company’s CEO (Mr. Tanski) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2014 is the most recent complete fiscal year for which proxy statement data is available. Fiscal 2015 compensation may not yet be accurately compared to peers because 2015 compensation data for most of those peers is not yet available.

CEO and President

Compared to CEO proxy data for fiscal year 2014

				Total Direct Compensation
Company	Title	FYE Revenue (millions)	Market Cap as of 9/30/14 (millions)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$5,385	$6,134	$6,694,338	$6,408,232
Atmos Energy Corp.	President & CEO	$4,941	$4,787	$4,573,561	$4,002,585
Cabot Oil & Gas Corp.	Chairman, President & CEO	$2,173	$13,641	$9,517,329	$8,824,319
Energen Corp.	Chairman & CEO	$1,344	$5,288	$5,873,945	$5,715,652
EQT Corp.	Chairman, President & CEO	$2,470	$13,868	$8,607,998	$7,182,998
MDU Resources Group, Inc.	President & CEO	$4,671	$5,394	$2,901,050	$3,097,635
New Jersey Resources Corp.	Chairman, President & CEO	$3,738	$2,132	$3,704,879	$3,307,608
Northwest Natural Gas Co.	President & CEO	$773	$1,148	$1,844,598	$1,825,264
Questar Corp.	Chairman, President & CEO	$1,189	$3,907	$4,060,765	$3,792,182
Range Resources Corp.	President & CEO	$2,419	$11,439	$10,529,256	$10,167,546
SM Energy Co.	CEO	$2,511	$5,255	$5,807,059	$5,352,590
Southwest Gas Corp.	President & CEO	$2,122	$2,260	$2,712,754	$2,272,686
UGI Corp.	President & CEO	$8,277	$5,877	$7,046,945	$6,306,569
Ultra Petroleum Corp.	Chairman, President & CEO	$1,182	$3,564	$3,320,000	$2,620,000
Whiting Petroleum Corp.	Chairman & CEO	$3,055	$9,227	$12,653,612	$7,000,000
Summary Statistics
75th Percentile		$4,204	$7,681	$7,827,472	$6,704,116
Average		$3,083	$6,261	$5,989,873	$5,191,724
Median		$2,470	$5,288	$5,807,059	$5,352,590
25th Percentile		$1,733	$3,735	$3,512,440	$3,202,622
National Fuel Gas Company	President & CEO	$2,113	$5,887	$4,334,691	$4,020,372
Percentile Rank		28%	65%	40%	43%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2015 Hay Group. All rights reserved

As a result of stockholder feedback, the Company has fully transitioned its long-term incentive program from one awarded partially in cash to one awarded fully in equity, two-thirds of which is performance based relative to the Hay peer group.

Due to the failure of the performance condition, a three-year (fiscal 2013 — fiscal 2015) performance-based equity award will not vest. This represents $3,026,063 of the CEO’s 2013 compensation reflected in the Summary Compensation Table under the “Stock Awards” column, on page 40. The Company’s officers will forfeit these performance-based restricted stock units (“RSUs”) awarded in fiscal 2013. Other outstanding performance-based equity awards, granted after fiscal 2013, are similarly subject to forfeiture, depending upon whether applicable performance conditions are achieved.

2015 Advisory Vote on Named Executive Officer Compensation and Stockholder Feedback

2015 Say-on-Pay Vote and Stockholder Engagement

The 2015 Say-on-Pay advisory vote yielded a result of 96% of votes cast in support of the compensation of the Company’s named executive officers. As in prior years, members of Company management continue to hold meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. The Board and management believe that this engagement facilitates important dialogue from which we gather various important viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing performance-based restricted stock units (“RSUs”). This is the equity award that will not vest. As with the cash-based program, the RSU program was subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. In both programs the target award would vest if the Company ranked at the 60th percentile of the peer group. For the RSU program, performance at the 60th percentile would result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Under the new approach, approximately two-thirds of a named executive officer’s long-term incentive award consists of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year TSR and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The Committee selected the two relative performance metrics to focus executive officers’ attention on increasing long-term stockholder value while maintaining long-term profitability. The remaining approximately one-third of the long-term incentive award consists of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards. The Compensation Committee utilized its new approach in fiscal year 2014 and continued it in 2015.

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Compensation Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie executive compensation to long-term TSR and long-term total return on capital by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s common stock and the future returns on capital achieved by the Company, both relative to peers; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2015 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Changes to the Compensation Program Since 2012

After meeting with many of our largest stockholders during the past few years and obtaining valuable feedback, the compensation program was amended in fiscal 2013 and further refined in fiscal 2014. These changes to the executive compensation program were as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to fiscal 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash awards tied to a total return on capital goal. In fiscal 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For the most recently completed 3-year performance period, the performance condition will not be achieved at a level high enough to trigger payment of any portion of these RSUs. During fiscal 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct relative performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period). The Company retained this mix of awards in fiscal 2015. Like the performance-based RSUs granted in fiscal 2013, the performance shares granted since that time will be forfeited if applicable performance conditions are not met.

➢

Adoption of Relative Performance Conditions — As noted above, for fiscal 2014 and fiscal 2015, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay peer group.

➢	The CEO is Required To Own Six Times Base Salary in Company Stock — Our CEO’s stock ownership is approximately 15 times his base salary as of November 30, 2015.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Named executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee engaged two independent compensation consultants to assist in setting compensation;

➢	All change-in-control agreements are double triggered; and

➢	The Board has adopted a clawback provision.

Additional Information

The Company’s executive compensation is described and explained in CD&A, in the tabular disclosure starting with the Summary Compensation Table, and in the 2015 Proxy Overview and Summary included at the front of this proxy statement. We urge stockholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 3. AMENDMENT AND REAPPROVAL OF THE 2009

NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

We are seeking your approval of the National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan (the “Plan”) for the purposes of (i) amending the Plan to increase the number of shares authorized for issuance under the Plan by an additional 100,000 shares of our Common Stock, par value $1.00 per share, and (ii) affirming the terms of the Plan, including the limitation on the number of shares that may be issued to any one non-employee director in any 12-month period. A copy of the Plan is included at Appendix C to this Proxy Statement.

The Board of Directors believes that the Company’s ability to attract and retain highly qualified non-employee directors is critical to the Company’s long-term success. The Board also wishes to encourage individual directors to acquire a proprietary interest in the long-term success of the Company, thereby aligning their financial interests with those of the Company’s stockholders. The Plan is designed to serve these purposes.

The Plan provides for the issuance of shares of Common Stock to non-employee directors, as compensation in whole or in part for their service on the Board. As approved by stockholders in 2009, the Plan authorized the issuance of a total of 100,000 shares.

We are seeking stockholder approval to make an additional 100,000 shares of Common Stock available for issuance under the Plan. As of September 30, 2015, we had issued 76,112 of the 100,000 shares previously approved by stockholders for issuance. We believe the addition of 100,000 shares to the Plan will enable us to continue to attract and retain highly qualified non-employee directors. The 100,000 shares we seek to add to the Plan equal approximately 0.12% of the 84,743,866 shares of Common Stock issued and outstanding as of January 11, 2016.

The Company currently has nine directors, all of whom are non-employee directors except Ronald Tanski, the Company’s President and Chief Executive Officer. Of the eight non-employee directors, seven currently receive shares under the Plan, while the eighth, Chairman of the Board David Smith, is compensated separately under a Director Services Agreement. The compensation of the Company’s directors is discussed in considerable detail under Proposal 1 of this proxy statement.

The current rate of issuance of shares under the Plan is 2,400 shares per year per participant, or an aggregate of 16,800 shares per year for seven participants. In fiscal years 2015, 2014 and 2013, the Company issued 15,516 shares, 15,412 shares and 16,230 shares, respectively, under the Plan. For each such fiscal year, the shares issued under the Plan represented 0.02% of the Company’s weighted average shares outstanding.

Shares will be issued under the Plan on a quarterly basis, in advance (as of the first business day of the quarter). The Board will determine from time to time in its discretion the number of shares to be issued per quarter, provided that the aggregate number of shares to be issued to any one non-employee director in any 12-month period may not exceed 5,000. Shares will not be issued under the Plan to any non-employee director who declines receipt of the shares or whose compensation is otherwise determined by written agreement between the Company and the non-employee director.

The number of shares available for issuance under the Plan is subject to adjustment in the event certain transactions occur. For example, in the event of changes in the Common Stock by reason of a Common Stock dividend, stock split, reverse stock split or other combination, the Board will make appropriate adjustment in the aggregate number of shares available under the Plan and in the rate of payment of shares under the Plan. In the event of a merger, reorganization, reclassification of the Common Stock, spinoff or other changes in the capitalization of the Company, the Board may make appropriate provision with respect to shares issued under the Plan for (i) the substitution, on an equitable basis, of other securities or consideration to which holders of Common Stock will be entitled pursuant to such transaction, or (ii) adjustment in the number of shares available for issuance under the Plan and in the rate of payment of shares under the Plan.

Each share of Common Stock issued to a non-employee director under the Plan will be non-transferable until the later of two years after its issuance or six months after the non-employee’s cessation of service on the Board, except as follows. Upon a non-employee director’s death, whether in office or after his or her service as a director ceases, all restrictions on transferability imposed under the Plan will lapse.

Non-employee directors will be entitled to all of the rights of stockholders with respect to shares issued under the Plan, including the right to vote the shares, the right to receive dividends and the right to reinvest dividends, outside of the Plan, into additional shares of Common Stock. Shares issued under the Plan will not be subject to forfeiture or cancellation for any reason.

The Board will administer the Plan and will have the authority to interpret the Plan, establish administrative rules, grant waivers of Plan terms and conditions and take other actions it deems advisable. The Board’s determinations with respect to the Plan will be made by a majority of the Board and will be final, binding and conclusive.

The Board may suspend or terminate the Plan at any time. In addition, the Board may amend the Plan. Any amendment to the Plan will be subject to stockholder approval (i) at the discretion of the Board, and (ii) to the extent that stockholder approval may be required by law or under the applicable requirements of the New York Stock Exchange or any other exchange on which the Common Stock is listed to trade. Unless earlier terminated by the Board, the Plan will expire when all of the shares available for issuance under the Plan have been issued.

The Plan is not the only means of compensating non-employee directors for their service on the Board. The Board may continue to provide, outside of the Plan, for payment of non-equity compensation for such service, including cash, on terms and in amounts as determined by the Board in its discretion.

New Plan Benefits

Shares are issued under the Plan, which was approved by stockholders at the Company’s 2009 Annual Meeting, as determined by the Board, which reviews the level of director compensation at least every other year with the assistance of The Hay Group, its compensation advisor. The Board determined the current rate of issuance of shares under the Plan in March 2015, and may make changes to that rate from time to time in its discretion, subject to the 5,000 share per-director annual limit described above. In determining director compensation, the Board reviews a number of factors, including but not limited to director compensation at peer companies and the value of the Company’s Common Stock. The Plan does not include a formula or other objective criteria to determine the number of shares to be issued, and there are no outstanding grants or awards under the Plan that require stockholder approval to be effective. Accordingly, the shares that may be issued under the Plan at a future date are not currently determinable, and in accordance with the interpretations of the SEC staff, no new plan benefits table is required with respect to the Plan.

The affirmative vote of a majority of the votes cast with respect to the approval of the Plan is required for approval of the proposed amendment to the Plan and affirmation of the Plan’s terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2016 (“fiscal 2016”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2016. PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2015.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 5. STOCKHOLDER PROPOSAL

The Company received the following stockholder proposal (“Proposal”) for action at the Annual Meeting from John P. Silva and Shana L. Weiss (collectively “Silva and Weiss”) through their agent. Silva and Weiss, through a living trust, are the beneficial owners of 70 shares of Common Stock. They have authorized Arjuna Capital/Baldwin Brothers, Inc., an institutional investment manager with an address of 204 Spring Street, Marion, Massachusetts 02738, to file this proposal on their behalf.

The following text of the Proposal appears exactly as received by the Company. All statements contained in the Proposal are the sole responsibility of Silva and Weiss.

METHANE EMISSIONS

WHEREAS: Methane emissions are a significant contributor to climate change, with an impact on global temperature roughly 84 times that of CO2 over a 20-year period. Leaked methane represented 30 billion dollars of lost revenue (3 percent of gas produced) in 2012, with the same near-term climate impact as approximately 40 percent of global coal combustion, according to the Rhodium Group.

Methane represents over 25 percent of 20-year CO2 equivalent emissions according to the Environmental Protection Agency (EPA). Emissions are projected to increase more than 20 percent without action by 2030 (Rhodium).

Studies from the National Oceanic and Atmospheric Administration (NOAA), Harvard University and others estimate highly varied methane leakage rates as a percentage of production. The attendant uncertainty surrounding methane leakage has, according to the New York Times, made it “the Achilles’ heel of hydraulic fracturing.”

A 2013 study, “Anthropogenic Emissions of Methane in the United States,” finds EPA prescribed methodologies “underestimate methane emissions nationally by a factor of ~1.5.” The EPA’s auditor refers to current emissions estimates as being of “questionable quality.”

The International Energy Agency (IEA) highlights the risk of failing to implement best practice methane management in “Golden Rules for a Golden Age of Gas,” recommending actions “necessary to realise the economic and energy security benefits [of gas development] while meeting public concerns,” including eliminating venting, minimizing flaring and setting targets on emissions.

Reducing methane emissions in upstream oil and gas production is one of four policies proposed by the IEA that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” The policies “rely only on existing technologies” and “would not harm economic growth.”

A failure by companies to proactively reduce methane emissions may invite more rigorous regulations. In August 2015, the EPA released proposed rules to reduce oil and gas sector methane emissions 40 to 45 percent by 2025.

Individual states have adopted stricter regulations. In 2014, Colorado approved regulations to fix persistent methane leaks. Industry representatives who helped craft the regulations called them “the right thing to do for our business,” noting the regulations are needed to ensure their investments pay off.

Methane leakage has a direct economic impact on National Fuel Gas, as lost gas is not available for sale. We believe a strong program of measurement, mitigation, target setting and disclosure reduces regulatory and legal risk, maximizes gas for sale and bolsters shareholder value.

RESOLVED: Shareholders request National Fuel Gas issue a report (by August 2016, at reasonable cost, omitting proprietary information) reviewing the Company’s policies, actions and plans to measure, mitigate, disclose, and set quantitative reduction targets for methane emissions resulting from all operations under the Company’s financial or operational control.

SUPPORTING STATEMENT: We believe the report should include the leakage rate as a percentage of production, best practices, worst performing assets, environmental impact, quantitative reduction targets and methods to track progress over time. Best practice strategy would utilize real-time measurement and monitoring technologies.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL.

The Board of Directors recommends a vote AGAINST the Proposal because the report requested in the Proposal is unnecessary, as the Company currently must comply with methane reporting regulations, and premature given the United States Environmental Protection Agency’s (“EPA”) proposed additional regulation of methane emissions.

1.	The Company Strives to Conduct its Operations in Compliance with All Applicable Environmental Laws and Regulations and Has Measures in Place to Control Methane Emissions.

The Company’s officers, employees and their families have strong ties to the regions and communities in which we operate. For over 100 years, we have been committed to maintaining our facilities and operating our assets safely and responsibly. The Company has and continues to invest significant resources on facility integrity management, leak detection and repair and other environmental safeguards.

The Company monitors and reports on air emissions on an ongoing basis pursuant to state and federal regulations, and regularly reviews its emissions management and monitoring protocols. Specific to methane emissions, the Company employs ultrasonic and infrared methane detection devices and strives to utilize green completions whenever possible by flowing gas directly into production upon well completion, thus minimizing potential venting of methane. The Company also has in place integrity management and leak detection and repair programs aimed at identifying, locating, repairing and preventing leaks. The Company’s downstream utility segment operates under incentive mechanisms developed by state regulators to minimize methane emissions and promote ongoing leak detection, repair and maintenance of distribution pipelines.

The Board believes that these and other applied measures promote the stated goal of the Proposal more effectively than developing an additional report.

2.	Current and Expanding GHG Reporting Requirements Are Significant.

The Company makes methane emissions reports pursuant to existing regulatory programs. Where applicable, annual greenhouse gas (“GHG”) emission reports, including methane information, are made to the EPA under the EPA’s Mandatory GHG Reporting regulations at 40 CFR Part 98. Pursuant to those regulations, the Company reports data using the EPA’s online GHG reporting tool. That data is publicly available on the EPA’s website. The Company also reports GHG information to the Pennsylvania Department of Environmental Protection. Significantly, the Company’s upstream subsidiary has operated successfully for the past 30 years under strict local air pollution control district rules in California where, in 2012, it was named California Operator of the Year (a recognition awarded once every five years) by the U.S. Department of the Interior, Bureau of Land Management (“BLM”). The BLM bestows this designation on the company that, among other things, utilizes strong management practices to help achieve safe, environmentally responsible resource development by preventing, avoiding or mitigating adverse environmental or social impacts. In California, the Company reports GHG information to the California Air Resources Board under the California Cap and Trade Regulations. All of this data is publicly available.

In August of 2015, the EPA proposed new regulations (40 CFR 60, Subpart OOOOa) with the stated purpose of reducing methane and volatile organic compound emissions, while expanding reduction requirements relative to oil and gas production, processing and transmission. If adopted as proposed (EPA has stated its intent to adopt these rules in July 2016), these new regulations would impose more stringent leak detection and repair requirements, along with further addressing reporting and control of methane and volatile organic compounds from all aspects of the oil and gas delivery chain. According to the EPA, these regulations are a key component to achieving its goal to cut methane emissions from the oil and gas sector by 40 – 45% from 2012 levels by 2025. In light of these proposed regulatory changes, it would be imprudent for the Company to expend significant resources producing an additional report prior to the finalization of regulations addressing the same issue.

3.	Conclusion.

Based on the foregoing, the Company believes that devoting significant financial and other resources to create an additional report would constitute an inefficient use of capital, a result that is especially inadvisable given the recent downturn in the energy sector. Rather, the better approach is to continue to design and implement the Company’s GHG emission control efforts in compliance with all applicable regulations.

FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2015.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2015 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll free at 1-800-542-1061. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2015 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2015 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS FOR THE 2017 ANNUAL MEETING

Proposals that security holders intend to present at the 2017 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 24, 2016, in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2017 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 11, 2016 and November  10, 2016.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuelgas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

Senior Vice President,

General Counsel and Secretary

January 22, 2016

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

A-1

5.

No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided on a monthly basis for the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

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APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED: JUNE 11, 2015

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its shareholders. The Board and management recognize that the long-term interests of shareholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE). The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting its members and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B.

In selecting individuals for nomination, the Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of shareholders.

In an uncontested election of directors, a nominee for director who fails to receive a majority “FOR” vote of votes cast, as defined under New Jersey law, for election in accordance with the Company’s By-Laws is expected to tender, promptly following certification of the stockholder vote, his or her resignation from the Board, which resignation may be conditioned upon Board acceptance of the resignation.

The Nominating/Corporate Governance Committee will consider the tendered resignation of a director who fails to receive a majority of votes cast for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The Nominating/Corporate Governance Committee in deciding what action to recommend, and the Board in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration shall abstain from participating in any decision of the Nominating/Corporate Governance Committee or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board shall publicly disclose its decision regarding a resignation tendered by a director who fails to receive a majority of votes cast for election within 90 days after certification of the stockholder vote.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

A Company director must submit his or her resignation from the Board at the annual meeting of stockholders immediately following his or her 75th birthday. Directors may stand for re-election even though this guideline would prevent them from completing a full term.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the shareholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the Bylaws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of shareholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by NYSE listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to shareholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Recovery of Funds

If the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct by a current or former executive officer, the Board would exercise its business judgment to determine what action it believes is appropriate to address the conduct, prevent its recurrence, and impose such discipline as would be appropriate. In addition to other potential action, the Board may, in its discretion after considering the costs and benefits of doing so, seek to recover that portion of any incentive-based compensation received by such officer (including compensation received upon exercise or payment of stock options and other equity awards) during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, which exceeds the amount or value that the Board determines would have been payable or received in respect of such incentive awards had the revised financial statement(s) reflected in the restatement been applied to determine the incentive compensation or been available to the market at the time of exercise or payment of any incentive award. Subject to any limits imposed by applicable law, the Board may seek to recover such excess compensation by requiring the officer to pay such amount to the Company; by set-off; by reducing future compensation; or by such other means or combination of means as the Board determines to be appropriate.

19.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or Bylaws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a shareholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding Common Stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group on the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

APPENDIX C TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

2009 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN

Amended and Restated December 8, 2015

1.	Purpose

The purpose of the Plan is to advance the interests of the Company and its stockholders, by enhancing the Company’s ability to attract and retain highly qualified individuals to serve as non-employee members of the Board, and by encouraging such directors to acquire a proprietary interest in the long-term success of the Company, thereby aligning their financial interests with those of the Company’s stockholders.

2.	Definitions

2.1 “1997 Retainer Policy” means the Retainer Policy for Non-Employee Directors approved by the Company’s stockholders at the 1997 Annual Meeting of Stockholders.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Code” means the Internal Revenue Code of 1986, and the rules, regulations and interpretations promulgated thereunder, as amended from time to time.

2.4 “Common Stock” means the common stock of the Company.

2.5 “Company” means National Fuel Gas Company.

2.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.7 “Participant” means any individual to whom shares of Common Stock have been issued under this Plan.

2.8 “Plan” means the National Fuel Gas Company 2009 Non-Employee Director Equity Compensation Plan, as amended from time to time. Any reference in the Plan to a paragraph number refers to that portion of the Plan.

3.	Administration

The Plan shall be administered by the Board. The Board shall have the authority to: (a) interpret the Plan; (b) establish such administrative rules, regulations and procedures as it deems necessary for the proper administration of the Plan; (c) grant waivers of Plan terms and conditions when any such action would be in the best interest of the Company; and (d) take any and all other action it deems advisable for the proper administration of the Plan. All determinations of the Board shall be made by a majority of its members, and its determinations shall be final, binding and conclusive. For the avoidance of doubt, the Board shall not take any action under the Plan, including without limitation pursuant to this paragraph 3, which would result in the imposition of an additional tax under Section 409A of the Code on the Participant holding shares issued hereunder.

4.	Participants

All non-employee directors of the Company are Participants in the Plan, and may receive shares of Common Stock under the Plan, except as otherwise provided in this section. Shares of Common Stock will not be issued under the Plan to any non-employee director who declines receipt of such shares or whose compensation as a non-employee director is otherwise determined by written agreement between the Company and the non-employee director.

5.	Shares Available

The number of shares of Common Stock which shall be available for issuance under the Plan shall be 200,000, subject to adjustment as provided in paragraph 8. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

6.	Term

The Plan became effective as of March 12, 2009, the date of the Company’s 2009 Annual Meeting of Stockholders, upon approval by the Company’s stockholders at such meeting. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall expire when all of the shares of Common Stock available for issuance under the Plan have been issued. The expiration of the Plan shall not adversely affect any rights of any Participant, without such Participant’s consent.

7.	Shares Issued Under the Plan

(a) Shares of Common Stock will be issued to Participants on a quarterly basis, in advance (as of the first business day of the quarter), as compensation in whole or in part for the Participants’ service on the Board during the quarter. Shares will be issued in such amounts as the Board shall determine from time to time in its discretion, provided that the aggregate number of shares to be issued to any one Participant in any 12 month period shall not exceed 5,000. The number of shares to be issued to a Participant will be prorated as applicable for the quarter in which the Participant joins the Board and the quarter in which the Participant is scheduled to retire or resign from the Board, but shares actually issued under the Plan to a Participant shall not be subject to forfeiture or cancellation for any reason.

(b) Each share of Common Stock issued under the Plan shall be non-transferable until the later of two years after its issuance or six months after the Participant’s cessation of service on the Board; provided, however, that upon a Participant’s death, whether in office or after his or her service as a director ceases, any restrictions on transferability imposed hereunder shall lapse.

(c) Participants shall be entitled to all of the rights of stockholders with respect to shares issued under the Plan, including, but not by way of limitation, the right to vote such shares, the right to receive dividends and the right to reinvest dividends into additional shares of Common Stock. Shares acquired by reinvesting dividends are not subject to the transferability restrictions in paragraphs 7(b) and/or 8.

(d) Shares of Common Stock issued under the Plan may be evidenced in such manner as the Board deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

8.	Adjustment of Shares Available

(a) Changes in Stock. In the event of changes in the Common Stock by reason of a Common Stock dividend, stock split, reverse stock split or other combination, appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan and in the rate of payment of shares under the Plan. Such proper adjustment as may be deemed equitable may be made by the Board in its discretion to give effect to any other change affecting the Common Stock. Any shares of Common Stock or other securities acquired by a Participant as a dividend shall (i) be deemed to have been acquired at the same time as the securities on which the dividend or, if more than one, the initial dividend was paid, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities on which the dividend or, if more than one, the initial dividend was paid. Any shares of Common Stock or other securities acquired by a Participant pursuant to a stock split, reverse stock split or other combination shall (i) be deemed to have been acquired at the same time as the securities involved in the stock split, reverse stock split or other combination, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities involved in the stock split, reverse stock split or other combination.

(b) Changes in Capitalization. In case of a merger or consolidation of the Company with another corporation, a reorganization of the Company, a reclassification of the Common Stock of the Company, a spinoff of a significant asset or other changes in the capitalization of the Company, appropriate provision may be made with respect to shares of Common Stock issued under the Plan for (i) the substitution, on an equitable basis, of appropriate stock or other securities or other consideration to which holders of Common Stock of the Company will be entitled pursuant to such transaction or succession of transactions, or (ii) adjustment in the number of shares issuable pursuant to the Plan and in the rate of payment of shares under the Plan, in each case as deemed appropriate by the Committee. Any securities acquired by a Participant pursuant to this paragraph shall (i) be deemed to have been acquired at the same time as the securities surrendered in or otherwise subject to the transaction or succession of transactions described in this paragraph, and (ii) be subject to the same terms and conditions, including restrictions on transfer, that apply to the securities surrendered in or otherwise subject to such transaction or succession of transactions.

9.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver shares of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

10.	No Right to Continued Service on Board

Participation in the Plan shall not give any Participant any right to remain on the Board.

11.	Other Compensation of Non-Employee Directors

The Plan is not the only means of compensating Participants for their service on the Board. The Board may provide, outside of the Plan, for payment of non-equity compensation for such service, including cash, on terms and in amounts as determined by the Board in its discretion. The 1997 Retainer Policy is hereby amended so as to provide that all restrictions on the transferability of shares ever issued under the 1997 Retainer Policy shall lapse upon the death of the holder of those shares.

12.	Amendment

The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, provided however, that any such amendment shall be subject to stockholder approval (i) at the discretion of the Board and (ii) to the extent that shareholder approval may be required by law or under the applicable requirements of any exchange on which the Common Stock is listed to trade. Notwithstanding the foregoing, the Board may not amend the Plan in any manner that would either (i) result in the imposition of an additional tax under section 409A of the Code on any Participant, or (ii) adversely affect any Participant with respect to shares already issued under the Plan, without that Participant’s consent.

13.	No Right, Title or Interest in Company Assets

To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 9, 2016. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 9, 2016) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com/NFG

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 9, 2016. Have your proxy card in hand when you access the web site.

Your QR vote, telephone vote or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 8, 2016.

Control Number located in box below:

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M98671-P71739	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PROPOSAL 1: ELECTION OF DIRECTORS		☐	☐	☐
01) David C. Carroll
02) Joseph N. Jaggers 03) David F. Smith 04) Craig G. Matthews

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4		For	Against	Abstain	The Board of Directors recommends a vote AGAINST Proposal 5	For	Against	Abstain

PROPOSAL 2. Advisory approval of named executive officer compensation		☐	☐	☐	PROPOSAL 5. Stockholder Proposal	☐	☐	☐

PROPOSAL 3. Amendment and reapproval of the 2009 Non-Employee Director Equity Compensation Plan		☐	☐	☐	Question 1.

PROPOSAL 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016		☐	☐	☐	In appreciation for you casting your vote prior to the meeting, we will send you a $5 Dunkin Donuts gift card.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	To accept the gift card check YES. If you prefer instead a donation to Make-A-Wish® check NO. If no selection is made, you will receive a card.	Yes ☐	No ☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2015 Summary Annual Report to Stockholders and fiscal 2015 financial statements are available at http://investor.nationalfuelgas.com/for-investors/proxy-voting-instructions/.

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M98672-P71739

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 10, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints R.J. Tanski and P.M. Ciprich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 10, 2016 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission's proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned's account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, 3 and 4 and AGAINST item 5.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY QR CODE, TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)